As filed with the Securities and Exchange Commission October 20, 2006	Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KUHLMAN COMPANY, INC.
(Name of small business issuer in its charter)

Nevada	5600	86-0883289
(State or jurisdiction of	(Primary standard industrial	(I.R.S. employer
incorporation or organization)	classification code number)	identification number)

701 North Third Street, Suite B-1
Minneapolis, Minnesota 55401
(612) 338-5752
(Address and telephone number
of principal executive offices and principal place of business)

With copies to:

Scott Kuhlman, Chief Executive Officer	Douglas T. Holod, Esq.
c/o Kuhlman Company, Inc.	Paul D. Chestovich, Esq.
701 North Third Street, Suite B-1	Maslon Edelman Borman & Brand, LLP
Minneapolis, Minnesota 55401	90 South 7th Street, Suite 3300
Telephone: (612) 338-5752	Minneapolis, Minnesota 55402
Facsimile: (612) 338-5762	Telephone: (612) 672-8200
(Name, address and telephone number of agent for service)	Facsimile: (612) 672-8397

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement, as shall be determined by the selling shareholders identified herein.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for such offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share (2)	17,500,000	$0.108	$1,890,000	$202.23
Common stock, par value $.001 per share (3)	2,000,000	$0.335	$670,000	$71.69

(1) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the registrant’s common stock reported on October 17, 2006, in accordance with Rule 457(c) of the Securities Act, and the weighted-average at which the warrants are exercisable, in accordance with Rule 457(g) of the Securities Act.

(2) Common stock issuable upon conversion of outstanding debentures.

(3) Common stock issuable upon exercise of outstanding warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2006

Kuhlman Company, Inc.

19,500,000 shares of common stock

The selling shareholders identified on page 27 of this prospectus are offering on a resale basis a total of 19,500,000 shares of our common stock, which includes 17,500,000 shares issuable upon conversion of outstanding debentures and 2,000,000 shares issuable upon exercise of outstanding warrants to purchase common stock. We will not receive any proceeds from the sale of shares sold by the selling shareholders.

Our common stock is listed on the American Stock Exchange under the symbol “KUL.” On October 17, 2006, the last sales price for our common stock as reported on the American Stock Exchange was $0.12.

The securities offered by this prospectus involve a high degree of risk. For more information, see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2006

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	8
Management’s Discussion and Analysis of Financial Condition and Results of Operations	9
Description of Business	14
Management	19
Executive Compensation	21
Security Ownership of Certain Beneficial Owners and Management	25
Certain Relationships and Related Transactions	27
Market for Common Equity and Related Shareholder Matters	27
Use of Proceeds	28
Selling Shareholders	29
Plan of Distribution	30
Disclosure of SEC Position on Indemnification for Securities Act Liabilities	32
Where You Can Find More Information	32
Validity of Common Stock	33
Experts	33
Signatures	II-7
Power of Attorney	II-7

This prospectus is not an offer or solicitation in respect to the securities covered hereby in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the Commission’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.” We have not authorized anyone else to provide you with additional information or information other than that contained in the registration statement. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to “Kuhlman,” the “Company,” “we,” “us” and “our” refer to Kuhlman Company, Inc., together with SK2, Inc., our wholly owned operating subsidiary.

Our Company

Kuhlman Company is a specialty retailer and wholesale provider of exclusively designed, distinctive, high-quality apparel and accessories, offered under the “Kuhlman” brand through Company-owned retail stores and under private labels through large retailers. Kuhlman, founded by Scott and Susan Kuhlman, is a lifestyle brand focused around high quality apparel designed for men and women 20 years and older. We create a compelling brand experience for our customers by consistently delivering high quality merchandise at great values with in-store experiences that support and affirm our customer’s point of view. Through this brand experience, we develop long-term relationships with our customers which in turn will serve to support our continued growth and expansion.

We opened our first store in August 2003 and currently operate 31 retail stores in 15 states. The Company has developed three merchandising strategies to maximize its current real estate portfolio. The Company’s 500-1000 square feet concept features primarily men’s and women’s shirtings and an expanding men’s and women’s accessories category. The 1000-1,500 square feet concept represents an edited version of our entire men’s and women’s collection. The Company’s flagship store concept is a 1,500 square feet or larger store that features our entire lifestyle collection of men’s and women’s tailored clothing, sportswear, shirtings and other lifestyle merchandise.

We are seeking to develop a national retailing presence by focusing store openings in the 15 largest metropolitan areas in the country. Within these markets, our strategy is to cluster stores with multiple locations. Our store clustering strategy is designed to accommodate our multiple store formats in a market based upon real estate availability and location demographics. We look for unique real estate opportunities in city centers, regentrified neighborhoods, lifestyle centers, high-traffic shopping malls and transportation hubs. Our real estate strategy is designed to benchmark our store location performance against a model store format within our existing real estate portfolio. The clustering of stores is intended to increase brand awareness and improve corporate efficiency. For example, we opened our Rockefeller Center store in April 2005, and have since opened or signed leases for an additional four stores in Manhattan. Our real estate and merchandising strategy also includes the development of outlet locations. As of December 31, 2005, we have opened six outlet locations to provide for clearance activities for our retail store base.

In addition to our retailing operations, we generate revenue by providing product design and contract manufacturing for department store retailers seeking to augment their in-house expertise. In addition, we are developing a shop-in-store concept to offer our Kuhlman brand collection to large retailers. The shop-in-store concept will add additional retail selling square footage with incremental cost and extend our brands reach to traditional department store consumers. Finally, staying close to other retailers and their buying decisions provides us with an insider’s view of competitive decision making, giving us an edge in keeping our apparel looking new, fresh and differentiated.

Reverse Merger Transaction

On April 14, 2005, we (then known as Gaming Venture Corp., U.S.A.) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among SK2, Inc., the Delaware corporation that owns the Kuhlman retail stores, and GV Acquisition Corp., a Delaware corporation and our wholly owned subsidiary formed solely for the purpose of engaging in the merger transaction contemplated by the Merger Agreement (such transaction is referred to herein as the “Merger”). We entered into the Merger Agreement in order to acquire the Kuhlman retail business owned by SK2. Historically, we engaged in the business of publishing and distributing industry reports and newsletters to the gaming and hospitality industries as well as providing consulting and advisory services to the gaming and hospitality industries. Prior to the Merger, however, we wound down and ceased operating these businesses. The Merger was effected June 10, 2005, by the filing of a certificate of merger with the Delaware Secretary of State. As a result of the Merger, SK2 became our wholly owned operating subsidiary. Immediately prior to the Merger we changed our name to “Kuhlman Company, Inc.,” and effected a stock combination (i.e., reverse stock split) on a one-for-five-share basis, all pursuant to the terms of the Merger Agreement. Prior to the Merger, our common stock was quoted on the over-the-counter bulletin board under the trading symbol “GVUS.OB.” Now, our common stock trades under the symbol “KHLM.OB.” On March 27, 2006, the Company’s common stock began trading on the American Stock Exchange under the symbol “KUL.”

In the Merger and in exchange for all of their shares of SK2 common stock, the stockholders of SK2 received a number of shares of our capital stock such that they owned approximately 91% of the shares of our capital stock outstanding immediately after the Merger. As of June 10, 2005 (immediately after the Merger), we had 16,052,835 shares of capital stock outstanding, including 14,749,950 shares of preferred stock issued to former holders of SK2 common stock in the Merger and 1,302,606 shares of our common stock that were outstanding prior to the Merger (after adjustment for the one-for-five reverse stock split).

In connection with the Merger, we created a new class of preferred stock, denominated “Series A Preferred Stock,” which the former holders of SK2 common stock received in the Merger in exchange for the cancellation of their SK2 common stock. Subject to certain adjustments, each share of Series A Preferred Stock was convertible into one share of our common stock after a registration statement covering the resale of such common shares has been declared effective. All shares of our Series A Preferred Stock automatically converted into shares of our common stock on June 10, 2006, such that we currently have no outstanding Series A Preferred Stock.

Risk Factors

An investment in shares of our common stock involves a high degree of risk. For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the “Risk Factors” section of this prospectus.

The Offering

Common stock offered (1)	19,500,000
Common stock outstanding before the offering (2)	25,980,402
Common stock outstanding after the offering (3)	45,480,402
Common stock trading symbol	KUL

(1)  Includes a total of 17,500,000 common shares issuable upon conversion of certain debentures, and a total of 2,000,000 common shares issuable upon exercise of outstanding warrants to purchase common stock (as more fully discussed below).

(2)  Based on the number of shares of common stock outstanding as of October 17, 2006, but excluding (a) 1,453,500 common shares issuable upon exercise of outstanding options to purchase common stock, and (b) 2,826,172 common shares issuable upon exercise of outstanding common stock warrants. Also does not include shares of common stock issuable upon conversion of the Debentures.

(3)   Assumes the issuance of all shares of common stock offered hereby.

On September 25, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP pursuant to which Cornell Capital agreed to provide an aggregate of $1.75 million in financing to the Company through the issuance of 8% secured convertible debentures (“Debentures”) and warrants. In connection with the Securities Purchase Agreement, the Company issued to Cornell Capital Debentures in the principal amount of $1,000,000 and five-year warrants to acquire 2,000,000 shares of common stock, one-half of which are exercisable at a per-share price of $.32 and the other half of which is exercisable at a per-share price of $.35. The Debenture is due September 25, 2009 and is secured by the assets of the Company and its subsidiaries, and a pledge of an aggregate of 3,032,500 shares of the Company’s common stock beneficially owned by Scott Kuhlman, Chief Executive Officer and a director of the Company, and Jon Sabes, a former director of the Company.

At the option of the holder, Debentures convert into common stock at the lower of (a) $.3178 or (b) 95% of the lowest volume weighted average price (“VWAP”) of the common stock during the 30 days immediately preceding the conversion date (the “Market Conversion Price”). No more than $250,000 principal amount can be converted in any 30-day period. In the case of an Event of Default (as defined in the Debentures), the conversion price shall be reduced to the lower of 20% of VWAP on the applicable closing date or 25% on the Market Conversion Price. The Company is permitted to redeem the Debentures at a 20% redemption premium. Finally, the Securities Purchase Agreement grants Cornell Capital a right of first refusal on future financings for an 18-month period following closing.

In connection with the Securities Purchase Agreement, the Company entered into a Security Agreement with Cornell Capital pursuant to which the Company granted a security interest in all of its assets as collateral for the Debentures. This security interest is subordinated to certain existing permitted liens, including, but not limited to the Company’s security interest granted to Venture Bank in connection with the Company’s secured line of credit of $1,000,000, of which $400,000 principal amount is outstanding.

The remaining $750,000 of Cornell Capital’s commitment will be funded upon the satisfaction of a number of conditions, including but not limited to filing a registration statement with the SEC in connection with the resale of common stock issuable upon conversion of the Debentures and exercise of the warrants and an increase in the number of shares of common stock authorized for issuance under the Company’s articles of incorporation. In this latter regard, the Company’s board of directors has called for a Special Meeting of Stockholders to be held November 13, 2006 for holders of record as of October 5, 2006.

The Company and Cornell also entered into a Registration Rights Agreement pursuant to which the Company agreed to file a registration statement with the SEC within 30 calendar days from the closing and use its best efforts to have such registration statement declared effective. The Registration Rights Agreement requires the Company to register for resale all 2,000,000 common shares issuable upon exercise of the warrants issued in connection with the Debentures, and a minimum of 17,500,000 common shares potentially issuable upon conversion of the Debentures themselves. In the event the registration statement is not timely filed or declared effective, the Company is required to pay Cornell Capital a cash fee of 2% per month of the outstanding principal balance of the outstanding Debentures. The registration statement of which this prospectus is a part registers the resale of the common stock issuable upon conversion of the Debentures and exercise of the warrants, all as required under the Registration Rights Agreement.

For this transaction, we relied on the exemption from federal registration under Section 4(2) of the Securities Act, and/or Rule 506 promulgated thereunder based on the fact that (i) there were only seven investors, all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and (ii) the Company has obtained subscription agreements from the investors indicating that they are accredited investors and purchasing for investment only. Because the securities sold in these transactions were not registered under the Securities Act, they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

RISK FACTORS

An investment in shares of the Company’s common stock is very speculative and involves a very high degree of risk. Accordingly, an investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to the Company’s securities.

Risks Related to our Business

   We are an early-stage company with a limited operating history, which limits your ability to evaluate the viability of our business model and long-term prospects for success.

We are an early-stage company with a limited operating history upon which to evaluate the viability of our business model and long-term prospects for success. We began operating our Kuhlman stores in August 2003, and our wholesale operations in March 2002, through SK2, Inc., which was formed in December 2003. Since beginning operations, we have experienced significant growth. As of December 31, 2003, we operated five retail stores. Currently, we operate 31 stores. Accordingly, potential investors should carefully consider the risk, expenses and unforeseen difficulties generally encountered in the operation and development of an early-stage business, including the risks and uncertainties frequently encountered by specialty retail apparel companies. Our limited operating history also limits the ability to evaluate the success of our rapid expansion. We may not be successful in developing a profitable chain of Kuhlman retail apparel stores.

We are not currently profitable and expect to incur future losses.

We have a history of losses and expect to incur substantial expenses associated with increased store development and general and administrative expenses primarily related to our expansion and becoming a public company. We also plan to invest in systems and the infrastructure necessary to support our current and future retail expansion efforts. As a result, we expect to continue to incur net losses through at least the fiscal year ending 2006. Notwithstanding our current expectations, our long-term business strategy and expansion efforts may not be successful and we may never be profitable.

We may need additional financing in the near future and any such financing will likely be dilutive to our existing shareholders.

We expect to require significant additional financing in the future. Presently, we estimate that our current cash is sufficient to fund operations through December 2006. Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, or loans from banks, other financial institutions or affiliates of the Company. We cannot, however, be certain that any such financing will be available on terms favorable to us, if at all. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing stockholders will be diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have liquidation rights senior to those of the then existing holders of common stock. Ultimately, if no additional financing is obtained as and when needed, we may be required to slow our expansion strategy or cease operations altogether.

We may not be able to continue to anticipate consumer demand and design merchandise which consumers will purchase, which failure may adversely affect our business.

Our success largely depends on our ability to forecast or anticipate consumer tastes and provide merchandise that satisfies customer demand in a timely manner. Our failure to anticipate, identify, or react appropriately to changes in fashion trends could lead to excess inventories and markdowns. Persistent fashion misjudgments could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to consolidate our business after our initial rapid expansion efforts.

Our success depends on our ability to open and operate stores on a profitable basis and effectively manage our business. As of the date hereof, we have opened a total of 31 stores. In 2006, we plan to slow our growth, in terms of store openings, and focus instead on streamlining our business operations and refining our marketing message and brand image. Specifically, we plan to consolidate our efforts thus far by focusing on our core competencies and delivering a consistent message and image to our customers. In addition, we plan to diversify our fabric sources. While part of our plan consists of slowing our growth and opening fewer stores (including consolidating some stores), we expect our total square footage of store space will expand. We will also continue to look for potential new store sites within certain targeted markets.

All of our efforts for 2006 will depend on a number of factors, including our ability to locate and obtain favorable store sites, expand at several locations where we already have store space, negotiate acceptable lease terms, develop new manufacturing relationships and obtain adequate merchandise supply, develop brand recognition and loyalty, and hire and train qualified management personnel and employees. Multiple factors beyond our control may affect our ability to meet our goals for 2006, including general economic and business conditions affecting consumer spending. We may be unable to manage these challenges. Any failure to effectively manage our growth could have a materially adverse effect on our business, financial conditions and results of operations.

We plan on introducing new untested larger store formats and expanding our store space in several key markets. These larger store formats are different from our past retailing approach and we expect that they will involve greater expense.

In our larger stores, we intend to offer expanded merchandise selections, including women’s merchandise. We hope that results from larger store formats will be favorable but expect that these formats will involve greater risks than our existing formats primarily because of the higher level of expense associated with opening and operating larger stores. Accordingly, we expect that our move to larger store formats will delay our profitability, if any.

We experience fluctuations in comparable store net sales results, which may negatively affect the market price of our common stock.

Comparable store net sales figures are frequently used as an important criteria of value for retail businesses and stocks. Our comparable store net sales results have fluctuated significantly and are expected to continue to fluctuate in the future. A variety of factors affect our comparable store net sales results, including store locations within a mall, the location of the mall, merchandise mix, fashion trends, the retail sales environment, calendar shifts of holiday periods, actions by competitors, weather conditions, and general economic conditions. As a result, our comparable store net sales results may not meet our projections and may decrease over time. The failure of our comparable store net sales to meet projections will likely have a material adverse effect on our business and the market price of our common stock.

We rely on a few key vendors and contract manufacturers, which will subject our business to the risk that we will be unable to fully control the supply of our products to the market.

We do not own or operate any manufacturing facilities and do not have any long-term contractual relationships with key vendors and contract manufacturers. We are seeking to diversify our product sources, but there can be no assurance that we will be successful in doing so. Our business model depends on our ability to purchase apparel at competitive prices in adequate quantities and with timely deliveries from third-party providers. Most of our vendors and contract manufacturers are foreign businesses and have limited resources, production capacities and operating histories. The inability or unwillingness of key vendors and contract manufacturers to increase their sales to us and keep pace with our product demands, or the loss of one or more key vendors or contract manufacturers for any reason, could have a materially adverse effect on our business, financial condition and results of operations.

We purchase all of our merchandise from foreign sources, which subjects our business to a variety of unique risks associated with doing business abroad.

Currently, all of our merchandise is manufactured outside the United States, principally in Italy and Turkey. In addition, we expect to establish manufacturing relationships in India. As a result, our operations are subject to the risks generally associated with doing business abroad, such as foreign government regulations, political instability, regulations relating to imports, the imposition of duties, taxes and other charges on imports, significant fluctuations in the value of the dollar against foreign currencies, and restrictions on the transfer of funds. We have experienced delays in our receipt of merchandise due to import regulations. Delays in receiving merchandise could cause us to fail to meet our stores’ merchandise requirements for those items, which could result in lost sales and dissatisfied customers. Significant interruptions in our foreign sourcing, or deteriorations in the quality of merchandise produced abroad, would likely have a material adverse effect on our business, financial condition and results of operations.

The success of our business is subject to general economic conditions and consumer spending trends.

Historically, the apparel industry has been subject to substantial cyclical variations. Our business is sensitive to changing levels of consumer spending and our sales and profitability may be adversely affected by unfavorable local, regional or national economic conditions. A substantial number of our stores are located in regional shopping malls and lifestyle centers, and our sales benefit from a high volume of traffic in such locations. We therefore depend in part on the ability of mall “anchor” tenants and other nearby area attractions to generate consumer traffic in the vicinity of our stores. Our sales also depend on continuing popularity of malls and lifestyle centers as shopping and leisure-time destinations for young adults. Traffic and sales volume may be adversely affected by economic downturns, severe weather, natural disasters, a decrease in the amount of discretionary income of or primary customers, the closing of nearby attractions and declines in the desirability of the shopping environment in a particular location, any of which could materially and adversely affect our business, financial condition and results of operations.

Because we distribute all of our merchandise through a single distribution facility, there is a risk that our distribution and delivery of all our products to market may be interrupted.

The distribution function for all our stores is handled from a single facility located at our headquarters in Minneapolis, Minnesota. Any significant interruption in the operation of our current distribution facility would have a material adverse effect on our business, financial condition and results of operations.

We anticipate experiencing a high degree of seasonality with our sales results, which may make it difficult for us to effectively manage inventory and staffing needs.

Our business is seasonal by nature, with the holiday periods historically accounting for the largest percentage of our annual sales. Thus far, the holiday season from October to December has in the past provided us with a seasonal spike in sales volume. We must successfully manage our merchandise volume and staffing during the holiday season because having too little or too much merchandise, or improperly staffing our stores, may negatively affect our results of operations.

We participate in a very competitive retail apparel industry.

The retail apparel business is highly competitive. We compete on a national level with certain leading department stores and national retail chains which offer the same or similar brands and styles of merchandise. In addition, we also compete with a wide variety of regional and local specialty stores. Most of our competitors are larger and have significantly greater resources than us, and there is no assurance that we will be able to successfully compete in our market.

We materially depend upon Scott Kuhlman and Susan Kuhlman and must recruit and retain additional key personnel.

We are materially dependent upon the services of our key personnel, particularly Scott Kuhlman and Susan Kuhlman. The loss of the services of Scott Kuhlman or Susan Kuhlman would have a materially adverse effect on our business, financial condition and results of operations. As of the date of this prospectus, we have employment agreements with, and maintain key-person life insurance on, Scott and Susan Kuhlman.

More generally, we will need to hire and retain personnel with advanced skills and experience in the operations of the apparel retailing industry. Our inability to attract and retain such additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

We have limited trademark rights, copyrights, and proprietary business methods.

We currently have limited proprietary patents, trademark rights and copyrights relating to our business. We plan to seek protection for our trademarks and other intellectual-property rights as necessary to protect our business. Nevertheless, we may be unable to obtain trademark registration or other protections for our intellectual-property rights relating to any aspects of our business. We may discover that a third party possess rights to intellectual property necessary for our business, which could require us to enter into a license agreement with such third party on terms that may not be favorable or acceptable to us.

Risks Related to our Common Stock

We may not be able to attract the attention of major brokerage firms, which could result in a lower market price for our common stock.

We became public through a “reverse merger” transaction and not through an underwritten offering or other transaction involving an investment-banking or brokerage firm. As a result, security analysts of major brokerage firms may not provide coverage of our Company since there is no incentive for such firms to recommend the purchase of our common stock.

The resale of shares covered by this registration statement could adversely affect the market price of our common stock in the public market, which result would in turn negatively affect the Company’s ability to raise additional equity capital.

The sale, or availability for sale, of common stock in the public market pursuant to this registration statement may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. Once effective, this registration statement will register the resale of a significant number of shares of our common stock. In fact, the registration statement will register the resale of an additional 19,500,000 shares of our common stock, assuming the issuance of all the shares of common stock offered hereunder which are issuable upon conversion of the Debentures and exercise of the warrants. This figure represents approximately 43% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement, assuming the issuance of all shares of common stock offered hereunder.

As of October 17, 2006, we had approximately 25,980,402 shares of common stock outstanding. When the registration statement that includes this prospectus is declared effective, all shares being offered hereby will be available for resale after their issuance. Sales of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a such a large number of shares registered hereunder, selling shareholders will continue to offer shares covered by this registration statement for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

There is currently little trading volume in our common stock, which will make it difficult to sell shares of our common stock.

In general, there has been very little trading activity in our common stock. The relatively small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and at prices that you feel are fair or appropriate.

Our officers and directors, together with certain affiliates, possess substantial voting power with respect to our common stock, which could adversely affect the market price of our common stock.

As of October 17, 2006, our officers and directors collectively possessed beneficial ownership of approximately 2,902,500 shares of our common stock, which represents approximately 11.1% of our common stock. Assuming the sale of all shares of common stock offered hereby, upon completion of this offering the percentage of common shares beneficially owned by our officers and directors will be approximately 6.4%. This represents a significant portion of the total voting power of our shareholders. As a result, our directors and officers, together with significant shareholders such as Cornell Capital Partners, LP, may have the ability to substantially (but not wholly) control our management and affairs through the election and removal of our board of directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. As a result of the foregoing, the market price of our common stock and the price at which we might sell our business could be adversely affected.

We may issue additional shares of preferred stock with rights and preferences superior to those of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of shares of our capital stock, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that is senior to our common stock and that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends, additional registration rights, anti-dilution protection, the right to redeem such shares, together with other rights, none of which will be afforded holders of our common stock.

We have never paid dividends and do not intend to do so for the foreseeable future.

We have never paid dividends on our capital stock and we do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in shares of our common stock, if any, will be realized only when you sell such shares.

Our common stock is a “penny stock,” which may make it difficult to sell shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this Rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally little trading in penny stocks. Holders of our common stock may not always be able to resell such shares publicly at times and prices they believe to be fair or appropriate. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until meet certain net asset or revenue thresholds. These thresholds include (i) the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and (ii) the recognition of revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting those thresholds in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements in the nature of “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and includes, among other things, discussions of the Company’s business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” indicate statements that are in the nature of forward-looking statements.

Forward-looking type statements are included in “Prospectus Summary,” “Risk Factors,” “Management’s Plan of Operation” and “Description of Business.” Although the Company believes that the expectations reflected in such forward-looking statements are generally reasonable, we cannot be certain that such expectations will ultimately prove to be correct. Generally, these statements relate to: business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of the Company’s operations are subject to a number of uncertainties, risks and other influences, most of which are outside the Company’s control, and any one or combination of which could materially and adversely affect the results of the Company’s operations, and also, could affect whether any such forward-looking statements contained in this prospectus ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company’s expectations are summarized above, as well as in the section captioned “Risk Factors.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Kuhlman Company, Inc. is a specialty retailer and wholesale provider of exclusively designed, distinctive, high-quality apparel and accessories. We’re a personal guide for self expression, supporting individuality and originality by providing unique products, services and experiences.

Our merchandise is offered under the Kuhlman brand through our own retail stores and under private labels of large retailers. Since opening our first store in August 2003, our dedicated and experienced management team has helped us increase our national presence. As of July 29, 2006, we had 38 locations in 18 states. As of September 18, 2006, we have 32 stores open in 13 states.

On April 14, 2005, we (then known as Gaming Venture Corp., U.S.A., a Nevada corporation) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among SK2, Inc. (SK2), the Delaware corporation that owns the Kuhlman retail stores, and GV Acquisition Corp., a Delaware corporation and our wholly owned subsidiary formed solely for the purpose of engaging in the merger transaction contemplated by the Merger Agreement (such merger transaction is referred to herein as the “Merger”). We entered into the Merger Agreement in order to acquire the Kuhlman retail business then owned by SK2. At and after our inception in 1995, we were engaged in the business of publishing and distributing industry reports and newsletters to the gaming and hospitality industries as well as providing consulting and advisory services to the gaming and hospitality industries. Prior to the Merger, however, we wound down and ceased operating these businesses. The Merger was effected June 10, 2005. As a result of the Merger, SK2 become our wholly owned operating subsidiary. Immediately prior to the Merger we changed our name to Kuhlman Company, Inc., and effected a reverse stock split on a one-for-five share basis, all pursuant to the terms of the Merger Agreement. Also prior to the Merger, our common stock was quoted on the over-the-counter bulletin board under the trading symbol “GVUS.OB.” After the merger, our common stock traded under the symbol “KHLM.OB.” Effective March 27, 2006, our stock trades under the symbol “KUL” on the American Stock Exchange.

In the Merger and in exchange for all of their shares of SK2 common stock, the stockholders of SK2 received a number of shares of our capital stock such that they owned approximately 91% of the outstanding shares of our capital stock on a fully diluted basis immediately after the Merger. As of June 10, 2005, the Company had issued and outstanding 16,052,835 shares of capital stock, including 14,749,950 shares of preferred stock issued to former holders of SK2 common stock in the Merger and 1,302,606 shares of our common stock that were outstanding prior to the Merger (adjusted for the one-for-five reverse stock split). For accounting purposes, the Merger was treated as the reverse acquisition of a public shell whereby SK2 was treated as the acquirer.

Management believes that focusing on the following key areas will lead to improved results:

•	Expand and re-fixture those stores that are performing to increase productivity.

•	Continue to counter source products for increased product margins.

•	Improve existing retail productivity by establishing clear performance goals and objectives and providing related compensation incentives.

•	Expansion of wholesale and design-assist business.

•	Reduction in corporate expense.

•	Exiting under-performing stores.

Results of Operations

Revenue

For the twenty-six weeks ended July 29, 2006 and July 30, 2005, total Company's revenues were $5,006,362 and $2,689,370, respectively. Wholesale revenue was 0% of total revenue for the twenty-six weeks ended July 29, 2006 compared to 10.0% of revenues for the twenty-six weeks ended July 30, 2005. Retail sales were $5,006,362 and $2,419,906 for the twenty-six weeks ended July 29, 2006 and July 30, 2005, respectively, representing a 107% increase in retail sales. Kuhlman operated 38 and 29 stores at the end of the twenty-six weeks ended July 29, 2006 and July 30, 2005, respectively. During the twenty six weeks ending July 29, 2006 the Company opened four and closed twelve stores.

Gross Profit

Gross profit represents net sales less cost of sales. The Company has elected to change the way cost of sales is presented in the financial statements in order to better reflect the true cost of the merchandise sold. Cost of sales includes cost of merchandise and freight from vendors, duty, costs incurred for shipping and handling, and inventory shrinkage. Overall gross profit as a percent of sales was 11.0% for the twenty-six weeks ended July 29, 2006, compared to 46.6% for the twenty-six weeks ended July 30, 2005.

We have also moved to a model of taking markdowns on a more frequent basis. Throughout the spring-summer season we reviewed markdowns weekly and began taking clearance markdowns in June. The Company had a valuation reserve for anticipated losses on merchandise of $816,008 and $623,553 as of July 29, 2006 and January 28, 2006, respectively.

We are actively counter sourcing products for increased product margins. This is being done in a way that will allow us to maintain our high quality standards and that will also allow us to generate higher initial gross profit and maintain gross profit if the goods are sold at clearance prices.

General, Administrative and Store Operating Costs

General, administrative and store operating costs were 176% and 125% of total revenue for the twenty-six weeks ended July 29, 2006 and July 30, 2005, respectively. General, administrative and store operating expenses include $1,529,324 in non-cash expense related to stock based compensation for the twenty-six weeks ended July 29, 2006, compared to $0 for the twenty-six weeks ended July 30, 2005. The stock based compensation is made up of three components. $95,951 is expense related to stock options under the new accounting rules, $518,373 is expense related to restricted stock grants to employees and $915,000 is related to a discounted sale of stock from Scott Kuhlman, the Chairman of the Board, to Luis Padilla, the CEO. The Company expects to expense an additional $143,700 in stock based compensation expense for the remainder of the fiscal year ended February 3, 2007. The Company has adopted SFAS 123(R) using the prospective method effective January 1, 2006

Payroll and benefits make up 49% of the total general, administrative and store operating costs. 62% of the payroll and benefits without the stock based compensation expense is related to store operations. During the first quarter, we initiated a payroll process based on store productivity.

Lease expense makes up 23% of the total general, administrative and store operating costs or 41% of revenue. The corporate office and warehouse lease cost makes up 4% of the total lease expense. The Company has recognized accelerated rent of $170,500 to estimate the cost of settling leases on closed stores. During the past twelve months the Company has opened stores in major metropolitan areas of New York, Washington D.C, Boston and Philadelphia. These cities typically have higher rent structures.

Professional fees for the twenty-six weeks ended July 29, 2006, were 15% of sales. These expenses included the December 31, 2005, audit, registration statements filed with the SEC, and the listing of the Company's stock on the American Stock exchange.

Net Loss

The Company incurred a net loss of $8,775,010 which was 175% of revenues compared to $2,295,535 or 85% of revenues for the twenty-six weeks ended July 29, 2006 and July 30, 2005, respectively.

Liquidity and Capital Resources

Cash

The Company has experienced negative cash flows from operations of $4,733,628 for the twenty-six weeks ended July 29, 2006. The Company's cash and cash equivalents were $547,880 at July 29, 2006, representing a decrease of 85% from the cash of $3,604,075 at January 28, 2006. As of September 11, 2006, the Company had cash and cash equivalents of $207,583. The Company is considering a number of action steps to deal with its limited cash reserves, including (a) obtaining third-party financing, (b) closing additional under-productive stores, and (c) lowering administrative costs.

As of the date of this filing the Company has cash sufficient to continue operations through December 2006. If the Company does not receive additional third-party financing by such date, the Company will have to consider a number of strategic options, including but not limited to liquidating some or all of the Company's assets or discontinuing operations and bankruptcy. Because we are not cash flow positive, even if we obtain third-party financing, the Company's ability to continue operations for the short and long-term future is dependant on our ability to continue to raise working capital in the equity and or debt markets.

There can be no assurance that the Company will be successful in obtaining additional short-term financing or any additional financing on terms acceptable to the Company. The Company believes that any such short-term or long-term financing would be on terms that would be substantially dilutive to the Company's existing shareholders.

Failure to obtain short-term or additional financing would have a material adverse effect on the Company, and the Company would have to consider liquidating all or part of the Company's assets and potentially discontinuing operations.

As of July 29, 2006, we have funded our operations and satisfied capital expenditure requirements primarily through proceeds received from the sale of equity in private placements. In January and March of 2006, the Company raised a total of $6,897,150 in cash through a private placement of 3,075,000 shares of common stock. On March 2, 2006, the Company entered in a credit agreement with Venture Bank. This agreement provides for a $1,000,000 line of credit. We have borrowed $400,000 on the line of credit. As of September 6, 2006 the bank has not allowed any further borrowings on the line credit due to the fact that we are not in compliance with the equity covenants in the agreement.

We are a Company with limited operating history upon which to evaluate our business model and prospects. As of December 31, 2003, we had five retail stores open. Currently, we have 31 stores. The Company has opened four and closed twelve stores in the twenty-six weeks ending July 29, 2006. Our limited operating history limits the ability to evaluate the long-term viability of our business and the success of our expansion. As a relatively new business, we are subject to all the risks inherent in commercial operations, including unforeseen difficulties and obstacles. There can be no assurance that we will be successful at developing a profitable chain of Kuhlman retail apparel stores.

We have a history of losses and expect to incur substantial expenses associated with increased store development and general and administrative expenses related to our expansion and operating as a public company. As a result, we expect to continue to incur net losses through at least fiscal year February 3, 2007. The Company's ability to continue operations for the short and long-term future is dependant on our ability to continue to raise working capital in the equity and or debt markets.

Inventory

We began the twenty-six weeks ended July 29, 2006, with a net inventory value of $5,157,023. The cost of merchandise sold plus shrinkage totaled $4,262,841 and the Company made purchases of $2,880,166 for the twenty-six weeks ended July 29, 2006. We ended the twenty-six week period with inventories of $4,397,901 and an inventory valuation allowance of $816,008 for net inventory of $3,581,893. The reserve represents expected discounts below our original cost that will be required to sell the inventory on hand as of July 29, 2006.

The inventory is made up of the following components:

	December 2005	January 2006	April 2006	July 2006
Regular Stores	3,760,075	3,707,037	2,875,634	2,265,878
Outlet Stores	799,276	653,380	1,442,871	953,470
Warehouse	1,386,018	934,310	859,806	201,700
Raw Materials	304,953	485,849	653,188	976,853
Valuation Allowance	(600,784)	(623,553)	(546,536)	(816,008)
Total	5,649,538	5,157,023	5,284,963	3,581,893

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides "safe harbor" for forward-looking statements. Certain information included in this Form 10-QSB and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contain statements that are in the nature of forward-looking statements, such as statements relating to the Company's ability to raise short and long term financing, anticipated business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of the Company's operations are subject to a number of uncertainties, risks and other influences, most of which are outside the Company's control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and also, could affect whether any such forward-looking statements contained in this Form 10-QSB ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the factors summarized below:

•
Our continued viability depends on our ability to operate stores on a profitable basis and on management's ability to maintain a senior management team, close underperforming stores, negotiate satisfactory termination of certain leases, and otherwise manage our expenses and accounts payable.

•	Factors beyond our control may also affect our ability to increase same store revenues, including general economic and business conditions affecting consumer spending.

•
Our attempts to become cash flow positive will place an increasing strain on our resources and we could experience difficulties relating to a variety of operational matters, including hiring, retaining, training and managing an increasing number of employees, obtaining sufficient quantities of merchandise from vendors, obtaining sufficient material and contract manufacturers to produce our products, expanding our distribution facility and enhancing our financial and operating systems.

•
Our business is seasonal by nature, with the third and fourth quarters accounting for the largest percentage of annual net sales. It is therefore important that we successfully execute our business plan and operate our business during that time. Outside of the holiday season, monthly sales generally do not fluctuate widely within each store given our one price strategy. Nonetheless, our quarterly results of operations in the future may fluctuate significantly as a result of a variety of factors, including the timing of store openings, the amount of revenue contributed by new stores, changes in the mix of products sold, overstocking or under-stocking of merchandise, the timing and level of markdowns, the timing of store closings, expansions and relocations, competitive factors and general economic conditions.

•
Substantially all of our merchandise is manufactured and sourced outside the United States, principally in Italy and Turkey. As a result, our operations are subject to the risks generally associated with doing business abroad, such as foreign government regulations, political instability, regulations relating to imports, the imposition of duties, taxes and other charges on imports, significant fluctuations in the value of the dollar against foreign currencies or restrictions on the transfer of funds.

•
We have experienced delays in receipt of merchandise due to import regulations. The inability of a contract manufacturer to ship orders in a timely manner or the inability of us to receive orders in a timely manner could cause us to fail to meet the merchandise requirements of its stores for those items, which could result in lost sales and dissatisfied customers. Any significant interruption in our foreign sourcing would have a material adverse effect on our business, financial condition and results of operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion and analysis or plan of operation is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and related disclosures of contingent assets and liabilities for the periods indicated. The notes to the financial statements contained herein describe our significant accounting policies used in the preparation of the financial statements. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to our allowance for doubtful accounts, inventory valuations, the lives and continued usefulness of furniture, fixtures and leasehold improvements and contingencies. Due to uncertainties, however, it is at least reasonably possible that management's estimates will change during the next year, which cannot be estimated. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions.

Retail revenue is recognized at the time of register receipt. The Company accrues for estimated returns in accordance with statement of Financial Accounting Standards, (SFAS) No. 48, "Revenue Recognition When Right of Return Exists," based on historical return levels. For private label sales, revenue is recognized upon transfer of title at time of shipment as long as there was evidence of an arrangement, the price was fixed or determinable, and collectibility was probable.

Recently Issued Accounting Pronouncements

FIN No. 46R. In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” In December 2003, the FASB issued FIN 46R, “Consolidation of Variable Interest Entities, a revision of FIN 46” which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. The provisions of FIN 46R are effective for interests in variable interest entities (VIE) as of the first interim, or annual, period ending after December 15, 2004 except for VIEs considered special-purpose entities in which the effective date is for periods ending after December 15, 2003. The Company does not expect the adoption of FIN 46R to have a material effect on its consolidated financial statements.

SFAS No. 151. In November 2004, FASB issued SFAS No. 151 “Inventory Costs” which amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No, 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. SFAS No. 151 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material effect on its consolidated financial statements.

SFAS No. 153. In December 2004, FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets” which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date SFAS No. 153 was issued. SFAS No. 153 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 153 to have a material effect on its consolidated financial statements.

SFAS No. 123R. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payments (FAS 123(R)), which is a revision of SFAS No.123 and supersedes Opinion 25. FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. FAS 123(R) is effective at the beginning of the first annual period beginning after December 15, 2005. We expect to adopt FAS 123 (R) on January 1, 2006. Although the Company is currently assessing the application of SFAS No. 123 (R), the Company believes that the adoption of this statement will not have a material impact on its financial position, results of operations and cash flows.

SFAS No. 154. In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The statement does not change the transition provisions of any existing accounting statement. The Company does not expect the adoption of SFAS No. 154 to have a material effect on its consolidated financial statements.

DESCRIPTION OF BUSINESS

General

Kuhlman Company is a specialty retailer and wholesale provider of exclusively designed, distinctive, high-quality apparel and accessories, offered under the “Kuhlman” brand through Company-owned retail stores and under private labels through large retailers. Kuhlman, founded by Scott and Susan Kuhlman, is a lifestyle brand focused around high quality apparel designed for men and women 20 years and older. We create a compelling brand experience for our customers by consistently delivering high quality merchandise at great values with in-store experiences that support and affirm our customer’s point of view. Through this brand experience, we develop long-term relationships with our customers which in turn will serve to support our continued growth and expansion.

We opened our first store in August 2003 and currently operate 31 retail stores in 15 states. The Company has developed three merchandising strategies to maximize its current real estate portfolio. The Company’s 500-1000 square feet concept features primarily men’s and women’s shirtings and an expanding men’s and women’s accessories category. The 1000-1,500 square feet concept represents an edited version of our entire men’s and women’s collection. The Company’s flagship store concept is a 1,500 square feet or larger store that features our entire lifestyle collection of men’s and women’s tailored clothing, sportswear, shirtings and other lifestyle merchandise.

We are seeking to develop a national retailing presence by focusing store openings in the fifteen largest metropolitan areas in the country. Within these markets, our strategy is to cluster stores with multiple locations. Our store clustering strategy is designed to accommodate our multiple store formats in a market based upon real estate availability and location demographics. We look for unique real estate opportunities in city centers, regentrified neighborhoods, lifestyle centers, high-traffic shopping malls and transportation hubs. Our real estate strategy is designed to benchmark our store location performance against a model store format within our existing real estate portfolio. The clustering of stores is intended to increase brand awareness and improve corporate efficiency. For example, we opened our Rockefeller Center store in April 2005, and have since opened or signed leases for an additional four stores in Manhattan. Our real estate and merchandising strategy also includes the development of outlet locations. As of December 31, 2005, we have opened six outlet locations to provide for clearance activities for our retail store base. As of the date of this filing, we operate 31 retail stores in 15 states.

In addition to our retailing operations, we generate revenue by providing product design and contract manufacturing for department store retailers seeking to augment their in-house expertise. In addition, we are developing a shop-in-shop concept to offer our Kuhlman brand collection to large retailers. The shop-in-store concept will add additional retail selling square footage with incremental cost and extend our brands reach to traditional department store consumers. Finally, staying close to other retailers and their buying decisions provides us with an insider’s view of competitive decision making, giving us an edge in keeping our apparel looking new, fresh and differentiated.

The Kuhlman Consumer

Kuhlman stands apart and so does its customer. We target style-conscious men and women, ages 20 years and older. Our customer is a social influencer who appreciates quality and value. This consumer is a career motivated individualist who consults media regularly for his or her purchasing decisions. We believe there are over 40 million of these fashion savy consumers who have limited time to shop. These consumers are looking for a retail store that delivers consistently on quality, styling and value. The Kuhlman concept appeals to these consumers because of its focused merchandising, wardrobe-building strategy, efficient store layouts, continual flow of new merchandise, and compelling value. Our targeted customer has outgrown The Gap, Abercrombie & Fitch, and Banana Republic; has grown tired of the department store experience; and has developed an appreciation of better brands and styling. However, this consumer is either unable or unwilling to pay prices typical of these better brands. We believe this consumer is looking for a sensible fashion equation — classically styled, tailored clothing, constructed of high-quality fabrics and offered at affordable prices.

We seek to capture this consumer’s attention by offering an understandable wardrobe strategy built around woven shirts. We believe that woven shirts have become the primary wardrobe driver for both men and women customers and will continue to be so for the foreseeable future. Woven shirts are accompanied with trousers, sweaters, belts, and jackets to provide a complete wardrobe approach. We reinforce our consumer’s brand experience with the idea that Kuhlman is more than just a line of clothing, it is a lifestyle. To establish this connection with our customer, we guide the customer through personal journey of style by building a wardrobe that incorporates distinctive styling and interesting details.

Our tactics to develop a long-term relationship with our customer include: (i) database management; (ii) loyalty programs; (iii) direct communications with customers; and (iv) multi-channel distribution. Our database management includes building complete customer profiles and utilizing state-of-the-art customer relationship management software to communicate directly with the customer. Our loyalty programs include the Kuhlman credit card, special merchandise selections, newsletters, anytime free alterations, and event notification. We communicate directly with our customers via the web using e-blasts, pinpoint media, and direct marketing channels. And our multi-channel distribution will allow our customers to shop Kuhlman via an enhanced website, direct mail, buy-online/pickup in store, and retail store and shop-in-shop locations. In just a short time, we believe we have established a recognizable brand with our customer based on our product features and consumer relationship strategies.

Our Product

At Kuhlman, everything begins with the product. Kuhlman’s product grew out of Scott and Susan Kuhlman’s vision of high-quality merchandise that was both affordable and fashionable. Our product starts at the finest mills in Europe where fabrics are sourced and selected. From the mills, we coordinate design and manufacturing in such a way that we offer merchandise with current styling at the same quality level as competitive products selling at twice or triple our retail price. We have defined a disciplined design and production schedule in order to consistently deliver compelling product to our consumers. Our men’s and women’s collections incorporate bold styling, colors, patterns, shapes and fabrics in such a manner to be accord with our goals, values and culture.

Our product is displayed in stores with bright paint colors, raw steel fixtures, dark espresso finishes, and dramatic lighting. We display our woven shirts on hangers and organized by sizing. We quote our woven shirt sizing in centimeters (40, 41, 42, etc.) rather than the American custom of collar and sleeve length. We believe this contributes to our brand distinction while limiting the number of SKUs to carry in inventory.

Our product strategy is to entice our targeted consumer with high-quality, classic woven shirts, consistently updated with current styling. Approximately 70% of our store inventory consists of shirts marketed under the Kuhlman brand name. With woven shirts as the primary wardrobe driver, we have introduced blazers, trousers, skirts, sweaters, suits, ties and other accessories to complement a wardrobe built around the woven shirt. These products all share the same sense of quality, fashion and affordability as our woven shirts. This focused merchandise selection and coordination is designed to assist consumers in acquiring a simple, stylish and complete wardrobe. In this way, we seek to provide an understandable wardrobe-building strategy to our targeted consumer.

We assemble wardrobes with an emphasis on high-quality merchandise sold at understandable prices. In this regard, we have adopted a simple price strategy for our merchandise. For example, most of our shirts are sold for $55 and $75: ties $45: and trousers $95 and $125. Thus far, customer feedback has been extremely positive because customers have certainty about the price they will pay for an item before they enter a Kuhlman store. We also seek to generate “buy-now” response by limiting production runs. This causes our customers to continually see different merchandise when they visit our stores, and creates a sense of urgency for purchases. We believe that our simple price strategy and limited production runs eliminate the primary reasons that consumers defer the decision to buy.

We have introduced our “standards program” consisting of selling dress shirts in white, blue and other basic colors. This is an important product line extension for us because basics comprise in excess of 50% of shirt sales in the apparel industry. When we first began opening stores, we believed it was essential to present a completely unique product and value proposition to customers in order to establish our brand. We believe we accomplished this by displaying an inventory with an exciting new look made with fine fabrics. We believe that as we introduce shirts in basic colors such as solid whites and blues, our customers will purchase their “standards” from us as well. Ultimately, we expect that our standards program will result in increased store sales and inventory turns.

Store and Corporate Operations

Multi-Channel Distribution

We complement our core retail store business with a wholesale sourcing business for larger retailers. We believe that the infrastructure of large retailers makes it difficult for them to act in the flexible manner needed to respond to and capitalize on quickly changing merchandise trends and design coordination. To serve this growing need and to enjoy the synergies provided to our own retail operations, we offer design, procurement and manufacturing sourcing to large retailers under private label. To date, our clientele for this wholesale sourcing business has included Marshall Fields, Nordstrom, Kohl’s, and Sears. In addition, we believe that our retail business benefits from our wholesale sourcing activities through our realization of volume-based cost reductions at the mill and manufacturing levels, and our elimination of middleman profits throughout our supply chain.

Vertical Integration

We have developed a “direct-to-consumer” supply chain model. This direct-to-consumer model seeks to remove costs throughout our supply chain by eliminating unnecessary and costly steps from fabric mills, manufacturers, wholesale buyers, distributors, retailers, and consumers. We negotiate directly with fabric mills and manufacturers to produce to our specifications. By integrating up the supply chain, we have eliminated the need to support an extensive network of wholesale and retail relationships, thereby avoiding intermediary mark-ups and allowing us to pass our savings to our customers.

Store-Level Economics

Our stores are targeted to achieve a minimum annual revenue run rate of $250,000, or $250 per square foot within one year of opening. We have identified key factors effecting our operating efficiency, including brand identification, mall location, store management, staffing and employee training, initial stocking and inventory control, and product mix.

Purchasing and Distribution

We source merchandise from what we believe are the best factories and finest fabric mills in the world. At present, all Kuhlman shirts are manufactured in Turkey and use high-quality fabrics from Turkey and Italy. The quality of shirt fabrics is graded on a numbering system, with the best fabrics being 120’s quality. For the overall shirt industry, this quality scale goes down to 30’s quality, which are typically used in shirts found in big-box retail stores. An additional grading system is based upon using two plies of yarns (i.e., twisting two yarns together) for a stronger more stable yarn. Our shirts use a minimum of 80’s quality fabrics, and most often 2-ply fabrics, making our shirts a high-quality product for the consumer. We purchase a majority of our merchandise no more than 60 days in advance of delivery. Scott and Susan Kuhlman and their staff regularly travel to factories and fabric mills to inspect production capabilities, piece goods quality, and other aspects of production. Currently, we are working to expand the number of vendors from whom we purchase product to ensure reliable, uninterrupted sources of merchandise.

We utilize a centralized distribution receiving and shipping practice. Currently, merchandise is either shipped directly from manufacturing sites in Europe to our Kuhlman retail stores or received at our Company headquarters in Minneapolis where it is sorted, tagged with bar-coded tickets and packaged for distribution to our stores. Our goal is to ship the majority of our merchandise to the stores within one to two business days of receipt. In addition, we ship additional inventory for restock as store sales occur. This allows us to control inventory flows. Thorough and precise inventory management allows us to minimize overstock by redirecting slow-moving inventory to stores that are experiencing greater success with the fashion.

Information Technology

We have implemented a sophisticated computerized system for tracking merchandise from the time it leaves the factory and enters our distribution system to when it is sold to the customer. The objective of this technology is to insure that (i) store shipments are delivered accurately and promptly, (ii) store inventories remain constant, and (iii) merchandise is properly allocated among stores. In addition, this system allows us to monitor store sales by merchandise classification, SKU, color and size to determine types and amounts of products to purchase, detect products and trends that are emerging or declining, and optimize product mix in our stores by responding to the spending patterns of customers. We believe this system will enhance our growth by allowing stores to carry a reduced inventory and increase turnover, helping us satisfy consumer demand, and providing us with information needed to efficiently manage operations.

Brand Building and Marketing

The Kuhlman brand is about classic styling, updated merchandise, and understandable prices. We seek to create a compelling brand experience that will instill a long-term relationship with our customer. In order to create long-term relationships with our customers, we communicate that Kuhlman is more than a line of clothing, it is a lifestyle. We believe that once this message is established in the minds of our customer, our brand will be our most important asset. Thereafter, we believe that our success will depend on our ability to continuously evolve our brand to the changing needs and priorities of our target consumer and consistently deliver product which inspires their imagination.

Delivering a compelling brand experience is a function of our strategies regarding merchandise, marketing/media, visual store environment, and in-store selling. We are committed to executing on these strategies in a manner consistent with our corporate mission: guiding personal journeys of style through unique products, services and experiences. The brand seeks to instill an authentic European cache distinction with an “only at Kuhlman” factor or feel.

We plan to continue investment in the development of our brand through, among other things, client research, advertising, in-store marketing, direct-mail marketing, and our internet presence. We also plan to make investments to enhance the overall client experience through the expansion and remodeling of existing stores, and focusing on client service.

The Company’s marketing consists of in-store point of sale materials, web, guerrilla tactics, public relations, and loyalty programs. In-store, Kuhlman relies on the product to be the central marketing hero and chief spokesperson as to what the Company stands for. In addition, the stores market through the use of gift cards, a private label credit card program, and e-blasts to drive consumer traffic. The Company’s website is currently being redesigned and is anticipated be released in second quarter in 2006. The updated website will be considered a flagship store and offer a wide breadth of content for Kuhlman customers in support of the Company’s lifestyle branding. The Company’s guerilla marketing program is focused on creating reasons for people to talk Kuhlman. Included within this strategy are celebrity product placement and office drops. In addition, we will increase our efforts to generate favorable press and public relations from our press kits, interviews, makeovers, and other grassroots marketing strategies. We believe that the brand’s success to date has been achieved by customers discovering our products on their own or learning about us through word of mouth. We attempt to capture the e-mail addresses of customers that purchase product in our stores and the e-mail addresses of visitors to our website. We believe that enthusiasm for our brand is evidenced by the growing number of hits on our website. For example, monthly website hits grew from approximately 400,000 in October 2004 to approximately 3.2 million in December 2005. We intend to utilize e-mail as our primary method for staying in contact with customers. We believe that our brand’s success to date can be attributed to its grassroots and internet-based marketing strategies. In order to find new customers, we presently intend to continue relying on press derived from press kits, some local advertising, word of mouth, and opening stores in high-foot-traffic locations throughout the United States.

We have pending applications seeking federal registration of our “KUHLMAN”, “KUHLMAN — APPAREL FROM A DIFFERENT PERSPECTIVE”, and “KUHLMAN — STAND APART” trademarks. Our “KUHLMAN — APPAREL FROM A DIFFERENT PERSPECTIVE” trademark application was approved for publication in the United States Patent and Trademark Office’s Official Gazette on July 12, 2005. Although registration of our “KUHLMAN” trademark has been refused based upon the examiner’s contention that this mark is “primarily merely a surname,” we believe that we successfully will overcome the examiner’s objection and secure registration of this trademark on the Principal Trademark Register.

Store Locations and Expansion Strategies

The Company leases approximately 15,000 square feet of a 30,000 building to house its corporate offices and warehouse facility located in Minneapolis, Minnesota. The building is a converted warehouse in a newly renovated upscale historic warehouse district. This lease expires December 31, 2008. The Company maintains all of its facilities and equipment in good working order and has secured adequate insurance for the facilities and its contents.

The Company believes that the current facilities are adequate for the current level of business activities, but is searching for alternatives for expansion to meet the continued sales increases. In the event that the Company requires additional facilities, the Company believes it could procure acceptable facilities. The Company does not own any real estate.

Below is a list of our current stores as of the date of this prospectus.

Store	Location
Chestnut - San Francisco	2146 Chestnut Street, San Francisco, CA
Santana Row	334 Santana Row, San Jose, CA
Clayton Lane	110 Clayton Lane, Denver, CO
Georgetown	1250 Wisconsin Avenue, Washington, DC
Phipps Plaza	3500 Peachtree Road NE, Atlanta, GA
Spire	860 Peachtree Street NE, Atlanta, GA
Armitage	838 West Armitage, Chicago, IL
Southport	3724 N Southport Ave, Chicago, IL
Citicorp Center	500 West Madison St, Chicago, IL
Kuhlman Outlet - Lighthouse	101 Lighthouse Place, Michigan City, IN

Store	Location
Prudential Center	800 Boylston Street, Boston, MA
Logan Airport	300 Terminal C, East Boston, MA
Harborplace	200 E Pratt Street, Baltimore, MD
Harborplace Womens	200 E Pratt Street, Baltimore, MD
Birmingham	152 N Old Woodward, Birmingham, MI
Kuhlman Outlet - Albertville	6500 Labeaux Ave, Albertville, MN
Galleria - Edina	3410 Galleria, Edina, MN
Company Headquarters	701 North Third St, Minneapolis, MN
Gaviidae	651 Nicollet Mall, Minneapolis, MN
Kuhlman Outlet - Calhoun Square	3001 Hennepin Avenue, Minneapolis, MN
The Boulevard	28 The Boulevard, Richmond Hts, MO
Central West End	243 N. Euclid Ave, St Louis, MO
One Pacific Place	10375 Pacific Street, Omaha, NE
Madison Ave	444 Madison Avenue, New York, NY
Rockefeller Center	30 Rockefeller Center, New York, NY
SoHo	96 Grand Street, New York, NY
West Village	484 6th Ave, New York, NY
Eastview Mall	180 Eastview Mall, Victor, NY
Kuhlman Outlet - Tower City	230 West Huron, Cleveland, OH
Legacy Village	24355 Cedar Road, Lyndhurst, OH
Liberty Place	1625 Chestnut Street, Philadelphia, PA
Manayunk	4303 Main Street, Manayunk, PA

Employees

Our executive offices are based in Minneapolis, Minnesota, where we currently employ approximately 26 people. Our retail operations have approximately 140 employees — approximately 70 of whom are full time. Our personnel plan calls for the average Kuhlman store to have three to four part-time employees. Each retail store will have a store manager. Our part-time employees receive approximately $8 per hour and 2% commission. Our personnel plan also calls for one regional manager for approximately every 12 stores. We intend to hire regional managers who will oversee clusters of stores in a particular geographic area. Regional managers will receive a base salary and performance compensation. We have additional managers for operations, marketing, shipping and distribution, and operations. We intend to continue to invest in our personnel to obtain high quality professionals at both the corporate and retail store levels.

Competition

The men’s and women’s retail apparel industries are highly competitive with fashion, selection, quality, price, location, store environment and service being the principal competitive factors. While we believe that we are able to compete with other merchandisers, including department stores and specialty retailers, we believe that we compete mainly on the basis of merchandise selection and consumer value proposition.

In the men’s merchandise areas, we compete with specialty retailers such as Banana Republic, Mark Shale, American Eagle Outfitters, and The Gap. In addition to specialty retailers, we compete with certain department stores, such as Dillard’s, Federated, Nordstrom’s, May Company, Saks and other local or regional department stores and specialty retailers, as well as with mail order and internet merchandisers.

In women’s merchandise areas, we compete with specialty retailers such as Limited, Ann Taylor, and Chico’s. In addition to specialty retailers, we compete with certain department stores, such as Dillard’s, Federated, Nordstrom’s, May Company, and Saks, other local or regional department stores and specialty retailers, and certain mail order and internet merchandisers.

MANAGEMENT

Directors and Officers

Name	Age	Position(s) Held
Scott J. Kuhlman	41	Chairman, President, and Chief Executive Officer
Susan Kuhlman	41	Director of Business Development, Secretary
David Ferris	51	Director
Chris Larson	34	Director
Charles Walensky	33	Interim Chief Financial Officer

Scott Kuhlman has served as a director of the Company since the Company’s reverse merger transaction with SK2, Inc. (our operating subsidiary), and has served as a director and the Chief Executive Officer of SK2, Inc. since its inception. He is also currently the Chairman of our board of directors, our President, and our Chief Executive Officer. Mr. Kuhlman’s 25-year career in the retail apparel industry includes sales, buying and managing positions. Mr. Kuhlman began working in the wholesale side of apparel in 1993 and worked with companies including Joseph Abboud, Sero, HartMarx, Jack Victor and Arnold Brant. Prior to founding SK2, he worked in Europe sourcing and producing product for his employer. Mr. Kuhlman has a bachelor’s degree in Finance from the University of Nebraska-Omaha.

Susan Kuhlman has served as the Company’s Director of Business Development since the Merger, and has served as a Director and Secretary of SK2 since it’s inception. Ms. Kuhlman has been a producer and director of several television and cable network programs for the University of Nebraska-Lincoln and a variety of other businesses. Ms. Kuhlman’s experience within the apparel industry includes six years as District Manager and Sales Representative for Audrey Buckner Neckwear and two years with a start-up sportswear company, Balata. She received her bachelor’s degree in Broadcast Journalism from the University of Nebraska-Lincoln.

David Ferris has served as a director of the Company since the Company’s reverse merger transaction with SK2, Inc., and has served as a director of SK2 since May 2005. He is currently Assistant Vice President of Cargill, Inc. where he advises the board of directors and management on corporate performance and executive compensation issues and is responsible for Cargill’s compensation and benefit programs worldwide. From 1993 to 1996, when he joined Cargill, he was a national practice leader with Aon Consulting Group. From 199 1 to 1993 he was a principal with Retirement Strategies. From 1980 to 1991, Mr. Ferris was Director of Risk Management and Investments with Honeywell. Mr. Ferris has a bachelor’s degree in Economics from the University of St. Thomas, St. Paul, Minnesota.

Christopher Larson has served as a director of the Company since the Company’s reverse merger transaction with SK2, Inc., and has served as a director of SK2 since May 2005. Mr. Larson is a co-founder and has served as Chief Financial Officer of Cash Systems Inc. (AMEX: CKN) from June 1999 to January of 2005. In January of 2005, Mr. Larson was promoted to Chief Operating Officer. Mr. Larson has served as a director of Cash Systems Inc. since the company went public in October 2001. Cash Systems Inc is a leading provider of cash access service to the casino industry. Mr. Larson is also a certified public accountant.

Charles Walensky became the Company’s Interim Chief Financial Officer on October 6, 2006. Mr. Walensky is the president, chief executive officer and chairman of the board of The WF Group, Inc., an investment advisor. He is also a director of REAC Computer Services, Inc., for which he has served as the chief financial officer and vice president since 1993.

Board of Directors

Kuhlman’s board of directors is currently comprised of the three members, each of whom is identified above. Currently, two of our three directors are “independent directors” as that term is defined in Section 121(A) of the AMEX listing standards. Our independent directors are Messrs. David Ferris and Christopher Larson.

During fiscal year 2005, our board of directors held two meetings and took action in writing five times. During that time, no director attended fewer than 75% of our board of directors meetings or meetings of any committee on which any particular director served. We expect our directors to attend the annual meeting, if possible. Our board of directors has an audit committee and a compensation committee, but does not have a standing nominating committee (or other committees performing similar functions). Instead, director-nominees are ultimately selected by a majority of our independent directors

Audit Committee

Our board of directors has established a two-member audit committee currently consisting of Messrs. Ferris and Larson. The audit committee is governed by a charter adopted by the board of directors on June 10, 2005. During fiscal year 2005, the audit committee held one quarterly meeting (in connection with the filing of the Company’s quarterly report for the period ended October 1, 2005), and took action in writing once.

The board of directors has determined that each member of the audit committee is able to read and understand fundamental financial statements, and that at least one member of the audit committee has past employment experience in finance or accounting. The board of directors has further determined that at least one member of the audit committee, Mr. Christopher Larson, is an “audit committee financial expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Securities Exchange Act of 1934. Mr. Larson’s relevant experience includes his service as Chief Financial Officer of Cash Systems, Inc., a publicly traded corporation whose securities are listed on the AMEX (symbol “CKN”), and his further service as Chief Operating Officer and a director of that corporation. In addition, Mr. Larson holds an undergraduate degree in accounting and finance, and is a certified public accountant. Mr. Larson is an “independent director,” as such term is defined in Section 121(A) of the AMEX listing standards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each individual serving as the Company’s Chief Executive Officer during the last fiscal year, and (ii) each individual that served as an executive officer of the Company at the end of the last fiscal year and who received in excess of $100,000 in the form of salary and bonus during such fiscal year.

					Long-Term
					Compensation
					Awards
		Annual Compensation			Securities
				Other Annual	Underlying
		Salary	Bonus	Compensation	Options
Name and Principal Position	Year	($)	($)	($)	(#)
Scott Kuhlman,	2005	$136,538	—	—	—
President and CEO (1)	2004	82,446	—	—	—
	2003	—	—	—	—

Luis A. Padilla	2005	$—	—	—	27,500	(3)
CEO (2)	2004	—	—	—	—
	2003	—	—	—	—

Jon Gangelhoff (4)	2005	$106,692	—	—	210,000
	2004	—	—	—	—
	2003	—	—	—	—

Greg Griffith (5)	2005	$105,837	—	—	210,000
	2004	—	—	—	—
	2003	—	—	—	—

(1)
Mr. Kuhlman has served as our President and Chief Executive Officer since June 10, 2005 (the closing date of the Company’s reverse merger transaction with SK2, Inc., our operating subsidiary) until December 22, 2005, at which time he resigned from his position as Chief Executive Officer in connection with the Company’s retention of Luis Padilla. On September 25, 2006, Mr. Kuhlman was re-appointed to serve as the Company’s Chief Executive Officer. Mr. Kuhlman has served as the President and Chief Executive Officer of SK2 since its inception. Since the end of fiscal year 2005, the Company granted Mr. Kuhlman a ten-year option to purchase up to 100,000 shares of common stock at a per-share price of $2.49. The option is subject to the Company’s 2005 Stock Option Plan and vests in three equal installments on March 15, 2007, 2008 and 2009.

(2)
Mr. Padilla was appointed Chief Executive Officer on December 22, 2005. Mr. Padilla received no salary from the Company for his services as Chief Executive Officer. On September 25, 2006, Mr. Padilla resigned his position as the Company’s Chief Executive Officer.

(3)
On December 10, 2005, the Company granted Mr. Padilla a ten-year option to purchase up to 27,500 shares of common stock in connection with his appointment to the board of directors. Since the end of fiscal year 2005, the Company granted Mr. Padilla 500,000 shares of restricted common stock under the Company’s 2005 Stock Option Plan. Restrictions lapsed as to 100,000 shares on March 31, 2006. Restrictions on the remaining 400,000 shares were to lapse in 200,000-share increments on December 31, 2006 and December 30, 2007. Nevertheless, the Company has cancelled the remaining 400,000 restricted shares pursuant to the related Restricted Stock Agreement. Since the end of fiscal year 2005, the Company granted Mr. Padilla a ten-year option to purchase up to 200,000 shares of common stock at the per-share price of $2.49. The option is subject to the Company’s 2005 Stock Option Plan and vests in three equal installments on March 15, 2007, 2008 and 2009.

(4)
In June 2005, the Company granted Mr. Gangelhoff a ten-year option to purchase up to 210,000 shares of Series A Preferred Stock at a per-share price of $1.85. Under the original terms of the option grant, the option was to vest in equal 70,000-share increments on the date of grant, June 10, 2006 and June 10, 2007. In December 2005, the Company accelerated the vesting of the option such that the entire option is now exercisable. Since the end of fiscal year 2005, the Company granted Mr. Gangelhoff a ten-year option to purchase up to 150,000 shares of common stock at the per-share price of $2.49. The option is subject to the Company’s 2005 Stock Option Plan and vests in three equal installments on March 15, 2007, 2008 and 2009. On October 6, 2006, Mr. Gangelhoff resigned and was replaced by Charles Walensky.

(5)
In June 2005, the Company granted Mr. Griffith a ten-year option to purchase up to 210,000 shares of Series A Preferred Stock at a per-share price of $1.85. Under the original terms of the option grant, the option was to vest in equal 70,000-share increments on the date of grant, June 10, 2006 and June 10, 2007. In December 2005, the Company accelerated the vesting of the option such that the entire option is now exercisable. After June 10, 2006, these options became exercisable for shares of common stock in lieu of Series A Preferred Stock.

Option Grants/Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.

The table below sets forth information respecting stock option grants made during the last fiscal year to the individuals named in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year 2005 (%)	Exercise or Base Price ($/Share)	Expiration Date
Scott J. Kuhlman	—	—	—	—
Luis A. Padilla (1), (2)	27,500	6.2%	$2.28	12/10/2015
Jon Gangelhoff (3)	210,000	46.9%	$1.85	6/9/2015
Greg Griffith (4)	210,000	46.9%	$1.85	6/9/2015

(1)	On December 10, 2005, the Company granted Mr. Padilla a ten-year option to purchase up to 27,500 shares of common stock.

(2)
In connection with the Company’s appointment of Mr. Padilla to serve as Chief Executive Officer, the Company granted Mr. Padilla 500,000 shares of restricted common stock under the Company’s 2005 Stock Option Plan, effective as of March 2006. As of the date of this prospectus, restrictions as to 100,000 shares have lapsed. Restrictions on the remaining 400,000 shares were to lapse in 200,000-share increments on December 31, 2006 and December 30, 2007. Nevertheless, the Company has cancelled the remaining 400,000 restricted shares pursuant to the related Restricted Stock Agreement.

(3)
In June 2005, the Company granted Mr. Gangelhoff a ten-year option to purchase up to 210,000 shares of Series A Preferred Stock. Under the original terms of the option grant, the option was to vest in equal 70,000-share increments on the date of grant, June 10, 2006 and June 10, 2007. In December 2005, the Company accelerated the vesting of the option such that the entire option is now exercisable. After June 10, 2006, these options became exercisable for shares of common stock in lieu of Series A Preferred Stock. On October 6, 2006, Mr. Gangelhoff resigned and was replaced by Charles Walensky.

(4)
In June 2005, the Company granted Mr. Griffith a ten-year option to purchase up to 210,000 shares of Series A Preferred Stock. Under the original terms of the option grant, the option was to vest in equal 70,000-share increments on the date of grant, June 10, 2006 and June 10, 2007. In December 2005, the Company accelerated the vesting of the option such that the entire option is now exercisable. Currently, each share of Series A Preferred Stock is convertible into one share of common stock. After June 10, 2006, these options became exercisable for shares of common stock in lieu of Series A Preferred Stock.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year-End Option Values

The table below summarizes certain information with respect to options held by the individuals named in the Summary Compensation Table, and the value of unexercised options held by such persons as of December 31, 2005 (the end of fiscal year 2005).

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (exercisable / unexercisable)	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1) (exercisable / unexercisable)
Scott J. Kuhlman	—	—	— / —	— / —
Luis A. Padilla	—	—	27,500 / —	$6,050 / —
Jon Gangelhoff	—	—	210,000 / —	$136,500 / —
Greg Griffith	—	—	210,000 / —	$136,500 / —

(1) This figure is based upon the difference between the fair market value exercisable options as of December 31, 2005, determined by reference to the closing price of the Company’s common stock (into which the Series A Preferred Stock issuable upon exercise of the subject options is convertible) on December 30, 2005 (the last trading day of fiscal year 2005), and the aggregate exercise price of the subject option.

Director Compensation

Directors do not presently receive any compensation for attending board of directors or committee meetings, although we do reimburse directors for expenses incurred in attending such meetings. We have no official plan or policy for compensating directors with stock options or stock awards.

Employment Agreements

On December 22, 2005, the Company appointed Mr. Padilla as its Chief Executive Officer. The Company did not enter into a written employment agreement with Mr. Padilla. Mr. Padilla did not receive any salary from the Company, but the Company did agree to provide Mr. Padilla with certain benefits, including health and dental insurance. Concurrent with his appointment to the board of directors in December 2005, the Company granted Mr. Padilla a ten-year option to purchase up to 27,500 shares of Series A Preferred Stock at a per-share price of $2.28. After June 10, 2006, these options became exercisable for shares of common stock in lieu of Series A Preferred Stock.

In connection with his appointment as Chief Executive Officer, the Company entered into Restricted Stock Agreement with Mr. Padilla under which it granted Mr. Padilla 500,000 shares of restricted common stock under the Company’s 2005 Stock Option Plan. As of the date of this prospectus, restrictions have lapsed as to 100,000 shares. Restrictions on the remaining 400,000 shares were scheduled to lapse in 200,000-share increments on December 31, 2006 and December 30, 2007. Notwithstanding the above-described schedule for the vesting of the restricted stock, the Restricted Stock Agreement provided that in the event that Mr. Padilla’s employment with the Company is terminated, for any reason, or if he violates the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete in favor of the Company, he will immediately forfeit all shares of common stock then remaining subject to restrictions under the agreement. As a result of Mr. Padilla’s resignation from his role as the Company’s Chief Executive Officer on September 25, 2006, the remaining 400,000 restricted shares have been cancelled on the Company’s books and records.

On May 19, 2005, SK2, Inc. (our predecessor business and now our wholly owned subsidiary) entered into an Employment Agreement with Scott Kuhlman under which he agreed to serve as that company’s Chief Executive Officer. The Employment Agreement has a three-year term and provides Mr. Kuhlman with a $150,000 annual base salary. In addition, Mr. Kuhlman is entitled to an annual bonus of up to 100% of his base salary, as determined by compensation committee. Under the Employment Agreement, Mr. Kuhlman also receives a $500 monthly automobile allowance, a 20-year term life-insurance policy, and a variable life-insurance policy. In the Employment Agreement, Mr. Kuhlman agreed that upon his termination he will not compete with the Company for 24-month period thereafter. In the event Mr. Kuhlman’s employment under the Employment Agreement is terminated without cause, he shall be entitled to receive regular payments of his base salary for a 24-month period.

The Company did not enter into written employment agreements with Messrs. Gangelhoff (our former Chief Financial Officer) or Griffith (our former Chief Operating Officer). During their employment with the Company (which ended in October 2006), our employment arrangements with Messrs. Gangelhoff and Griffith were to pay each a salary of $125,000 per year. In connection with our retention of such individuals, we granted each of them an option to purchase up to 210,000 common shares of SK2 that became, by virtue of our reverse merger transaction in June 2005, an option to purchase an equivalent number of shares of our Series A Preferred Stock. After June 10, 2006, these options became exercisable for shares of common stock in lieu of Series A Preferred Stock.

The Company has not and does not expect to enter into an employment agreement with Charles Walensky. The Company has, however, granted Mr. Walensky five-year warrants to purchase up to 750,000 shares of common stock at a price of $0.35 per share. Warrants for the purchase of 250,000 shares are currently vested. Warrants for the remaining 500,000 shares will vest upon the satisfaction of certain performance-related criteria. The Company has also granted Mr. Walensky 35,000 shares of restricted common stock. The Company does not expect to pay Mr. Walensky a salary for his services as interim Chief Financial Officer.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on October 17, 2006, the Company had outstanding one class of voting securities—common stock, of which there were 25,980,402 shares outstanding.

The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of October 17, 2006, by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock

•	each current director

•	each executive officer named in the Summary Compensation Table, and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 701 N. Third Street, Suite B-1, Minneapolis, Minnesota 55401, and each such person has sole voting and investment power with respect to the shares set forth opposite his or her name.

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of Outstanding Shares (%) (1)
Scott J. Kuhlman (2)	2,747,500	10.6%
Susan Kuhlman (2)	2,747,500	10.6%
Luis A. Padilla (3)	627,500	2.4%
David Ferris (4)	27,500	*
Chris Larson (4)	27,500	*
Jon Gangelhoff (5)	292,000	1.1%
Greg Griffith (6)	235,000	*
Jon Sabes (7)	3,332,000	12.8%
Charles Walensky (8)	305,000	1.2%
All current executive officers and directors as a group (9)	3,007,500	11.4%

* less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)
Mr. and Mrs. Kuhlman are husband and wife, and under applicable rules for determining beneficial ownership, the beneficial ownership of each is attributed to the other. Shares referenced in the table include (i) an aggregate of 1,728,020 shares of common stock held in revocable trusts of which Mrs. Kuhlman is trustee, and (ii) 1,019,480 shares of common stock held in a revocable trust of which Mr. Kuhlman is trustee. Mr. Kuhlman is our Chairman of the Board, President and Chief Executive Officer. Mrs. Kuhlman is our Director of Business Development and Secretary.

(3)
Includes 500,000 shares of common stock and 500,000 common shares subject to certain contractual restrictions. Also includes an option to purchase up to 27,500 shares of common stock. Mr. Padilla is our former Chief Executive Officer and a former director of the Company. Mr. Padilla resigned from those positions on September 25 and October 3, 2006, respectively.

(4)	Includes an option to purchase up to 27,500 shares of common stock. The individual is a Company director.

(5)
Includes 82,000 shares of common stock, and 210,000 common shares issuable upon exercise of options. Mr. Gangelhoff is the Company’s former Chief Financial Officer. He resigned from that position on October 3, 2006.

(6)
Includes 25,000 shares of common stock, and 210,000 common shares issuable upon exercise of options. Mr. Griffith is the Company’s former Chief Operating Officer. He resigned from that position on September 1, 2006.

(7)	Mr. Sabes is a former director of the Company and resigned on October 3, 2006. Shareholding information is based upon Mr. Sabes’ most recently filed Form 4, filed with the SEC on May 30, 2006.

(8)
Includes 250,000 common shares issuable upon exercise of vested warrants, and 35,000 shares of outstanding restricted stock. Also includes 20,000 outstanding common shares held in the name of WF Opportunity Fund, LLC.

(9)	Includes Messrs. Kuhlman, Ferris, and Larson (all Company directors) and Mr. Walensky.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Opportunity Finance, LLC

On March 22, 2004, the predecessor of SK2, Inc. (Kuhlman’s operating subsidiary) entered into a Credit Agreement with Opportunity Finance, LLC for a revolving line of credit of up to $750,000 for a period ending on March 31, 2007. Jon Sabes, a director of the Company, is an affiliate of Opportunity Finance. The credit line is available for inventory purchases and working capital and is secured by all assets of SK2, Inc. As of June 30, 2004, Opportunity Finance had advanced $750,000 to us pursuant to a promissory note which was due and payable in full on December 31, 2005, with installments of principal, plus interest at the rate of 1% for each 30-day period from the date of each advance, payable on the last business day of each calendar quarter. As of December 31, 2005, the Company and Opportunity Finance agreed to extend the term of the promissory note to June 30, 2006. On March 15, 2006, the Company paid off the entire principal amount plus accrued and unpaid interest.

The Credit Agreement provides that, until March 22, 2006, Opportunity Finance has a right of first refusal on financing for the Company, including any equipment leasing or debt financing of any kind and any equity investment. In connection with the Credit Agreement, Opportunity Finance was issued a five-year warrant to purchase up to 3,100,000 shares of common stock at the per-share price of $0.0805. These warrants were exercised on a cashless basis in March and April of 2005 for an aggregate of 2,880,000 shares of common stock.

On August 31, 2006, the Company borrowed $100,000 from Opportunity Finance and delivered a promissory note to the lender. The Company also granted the lender a security interest in substantially all of its assets. The promissory note was to be due on September 30, 2006, but subsequently was extended by the lender to be due and payable upon the Company’s receipt of additional financing.

MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

General

Prior to the consummation of the Merger, our common stock traded on the over-the-counter bulletin board under the symbol “GVUS.OB.” After the Merger and as a result of the Company’s name change to Kuhlman Company, Inc., our common stock was traded under the symbol “KHLM.OB.” Effective March 27, 2006, the Company’s common stock began trading on the American Stock Exchange under the symbol “KUL.” The following table sets forth the high and low bid prices for our common stock as reported by the over-the-counter bulletin board since our common stock began trading over the counter in 2004. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Throughout the periods indicated below, trading in our common stock was sporadic, exemplified by low trading volume and many days during which no trades occurred:

	Price Range
Fiscal Year 2006 (Quarter Ended)	High	Low
April 29, 2006	$2.85	$1.42
July 29, 2006	$1.75	$0.2

Fiscal Year 2005 (Quarter Ended)	High	Low
December 31, 2005	$3.30	$2.08
September 30, 2005	$6.00	$2.70
June 30, 2005	$6.50	$0.15
March 31, 2005	$0.20	$0.14

Fiscal Year 2004 (Quarter Ended)	High	Low
December 31, 2004	$0.20	$0.05
September 30, 2004	$0.25	$0.05
June 30, 2004	Not	Listed
March 31, 2004	Not	Listed

The approximate number of shareholders of record of our common stock as of December 31, 2005 was approximately 220. We have never declared or paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future. The approximate number of shareholders of record of our Series A Preferred Stock as of December 31, 2005 was 119. As of the date of this filing, there are no outstanding shares of our Series A Preferred Stock.

Securities Authorized for Issuance Under Equity Compensation Plans As of Last Fiscal Year

The following table provides information concerning the Company’s equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	447,500	$1.88	1,052,500
Equity compensation plans not approved by security holders	110,000	$1.85	—
Total	557,500	$1.87	1,052,500

Stock Option Plan

The board of directors and shareholders of SK2, Inc. adopted the SK2, Inc. Stock Option Plan for directors, employees and consultants in May 2005 (the “Stock Option Plan”). The Stock Option Plan was assumed by the Company upon the Merger. Currently, an aggregate of 1,500,000 shares of our common stock are reserved for issuance under the Stock Option Plan. The plan is administered by the compensation committee of the board of directors, which has the discretion to determine the number and purchase price of shares subject to stock options, the term of each option, and the time or times during its term when each option becomes exercisable. As of the date of this prospectus, options to acquire an aggregate of 530,000 shares of Series A Preferred Stock at $1.85 per share have been issued.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus.

SELLING SHAREHOLDERS

The following table lists the total number of shares of our common stock beneficially owned by the selling shareholders as of October 17, 2006 (based on information available to the Company), and after this offering. Except as indicated in the table and accompanying footnotes, the selling shareholders are offering all of the shares of common stock owned by them or issuable to them upon the exercise of the warrants described herein and covered by the registration statement of which this prospectus is a part. A total of 19,500,000 shares are included in this table.

Selling Shareholder	Total Number of Shares Beneficially Owned Before Offering (1)		Number of Common Shares Offered by Selling Shareholder upon Conversion of Debentures		Number of Common Shares Offered by Selling Shareholder Upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
Cornell Capital Partners, LP	11,259,259	(2)	17,500,000	(3)	2,000,000	*

* less than one percent.

(1)
For purposes of the selling shareholder table and consistent with Commission rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)
Shareholder is contractually limited to beneficially owning no more than 4.99% of the Company’s outstanding common stock at any time. Beneficial holdings are calculated using the market price of the Company’s common stock on October 16, 2006 (for purposes of determining the number of common shares issuable pursuant to the Debentures).

(3)	The minimum number of shares issuable upon conversion of Debentures that the Company is obligated to register for resale pursuant to a Registration Rights Agreement with the selling shareholder.

PLAN OF DISTRIBUTION

We are registering the resale of certain shares of common stock, including shares of our common stock issuable upon exercise of outstanding warrants to purchase common stock, offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling shareholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders.

Sales of shares of common stock offered hereby may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions):

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account

•	an exchange distribution in accordance with the rules of the applicable exchange

•	privately negotiated transactions

•	short sales

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.

The selling shareholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling shareholders.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and registered hereby and, if any such selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are currently issuable upon the exercise of outstanding warrants and conversion of the Debentures, there will be 45,480,402 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares that were issued in reliance upon the private-placement exemptions under the Securities Act are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, persons who are not affiliates under the rule may sell such securities without any limitation.

DESCRIPTION OF SECURITIES

General

The Company is currently authorized to issue an aggregate of 72,000,000 shares of capital stock, $0.001 par value, of which 50,000,000 has been designated for issuance as common stock and the remaining 22,000,000 has been designated for issuance as preferred stock. Our board of directors has authority, without any further vote or action by the shareholders, to designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of investors purchasing shares in this offering and may dilute the book value of the Company.

We have 50,000,000 shares of common stock authorized for issuance of which 25,980,402 shares are outstanding as of October 17, 2006. The holders of our common stock are entitled to one vote for each share held record on all matters submitted to a vote of Company stockholders. Our common stockholders do not have cumulative-voting rights, which means that the holders of more than 50% of our outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected. Upon liquidation, dissolution or winding up of the Company, holders of our common stock will be entitled to share ratably in all corporate assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.751 of the Nevada Business Corporation Act provides that a Nevada corporation shall indemnify any director, officer, employee or agent of the corporation who has been successful on the merits or otherwise in defense of any action, suit, or proceeding whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, or of any claim, issue or matter therein against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense. Section 78.751 contains detailed terms regarding such right of indemnification and reference is hereby made thereto for a complete statement of such indemnification rights.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our website. The address of our website is http://www.kuhlmancompany.com. Our website is not a part of this prospectus. We will provide electronic or paper copies of our SEC filings to any stockholder free of charge upon receipt of a written request for any such filing. All requests for our SEC filings should be sent to the attention of Investor Relations at Kuhlman Company, Inc., 701 N. Third Street, Suite B-1, Minneapolis, Minnesota 55401.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.

EXPERTS

The financial statements of Kuhlman Company, Inc. for the years ended January 1, 2005 and December 31, 2005 included in this prospectus have been included herein in reliance on the report of Schechter Dokken Kanter Andrews & Selcer, Ltd., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

December 31, 2005 Financial Statements — Kuhlman Company, Inc.
Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets — as of December 31, 2005 and January 1, 2005	F-2
Statements of Operations — for years ended December 31, 2005 and January 1, 2005	F-3
Consolidated Statements of Stockholders Equity — for years ended December 31, 2005 and January 1, 2005	F-4
Statements of Cash Flows — for the years ended December 31, 2005 and January 1, 2005	F-5
Notes to Audited Financial Statements	F-6

Condensed Consolidated Interim Balance Sheets as of July 29, 2006 and January 28, 2006	F-19
Condensed Consolidated Interim Statements of Operations for the thirteen and twenty-six weeks ended July 29, 2006 and July 30, 2005	F-20
Condensed Consolidated Interim Statements of Cash Flows for the twenty-six weeks ended July 29, 2006 and July 30, 2005	F-21
Notes to Condensed Consolidated Interim Financial Statements at July 29, 2006 and July 30, 2005	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Kuhlman Company, Inc.
Minneapolis, Minnesota
We have audited the accompanying consolidated balance sheets of Kuhlman Company, Inc. as of January 1, 2005 and December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2005 and January 1, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kuhlman Company, Inc. as of December 31, 2005 and January 1, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and January 1, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ Schechter Dokken Kanter Andrews & Selcer Ltd
Minneapolis, Minnesota
March 17, 2006

KUHLMAN COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and January 1, 2005

	December 31,	January 1,
	2005	2005
ASSETS:
Current assets:
Cash and cash equivalents	$339,672	$518,919
Accounts receivables, net of allowance for doubtful accounts of $2,000	75,143	50,074
Inventories	5,649,538	1,514,591
Prepaid expenses	249,903	20,808
Lease deposits, current portion	33,000	—
Due from officer	—	7,731
Other current assets	99,430	36,326

Total current assets	6,446,686	2,148,449

Property and equipment, net	2,311,361	258,521

Other assets, lease deposits, net of current portion	314,527	28,022

	$9,072,574	$2,434,992

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,179,794	$622,269
Accrued expenses	594,048	190,191
Deferred rent, current portion	5,096
Notes payable	475,434	621,570

Total current liabilities	5,254,372	1,434,030

Deferred rent, net of current portion	276,504	—

Total liabilities	5,530,876	1,434,030

Stockholders’ equity:
Common Stock ($.001 par value; 50,000,000 shares authorized; 15,976,960 and 10,013,228 shares, respectively, issued and outstanding at December 31, 2005 and January 1, 2005)	15,978	10,013
Preferred Stock ($.001 par value; 22,000,000 shares authorized; 6,566,784 and 0, respectively, issued and outstanding at December 31, 2005 and January 1, 2005)	6,567	0
Additional paid-in capital	14,226,120	2,889,925
Accumulated deficit	(10,706,967)	(1,898,976)

Total stockholders’ equity	3,541,698	1,000,962

Total liabilities and stockholders’ equity	$9,072,574	$2,434,992

See notes to consolidated financial statements

KUHLMAN COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For Years Ended December 31, 2005 and January 1, 2005

	December 31,	January 1,
	2005	2005
Sales	$6,384,005	$4,432,942
Cost of sales	7,110,035	3,418,767

Gross profit	(726,030)	1,014,175

Store operating expenses	3,439,692	1,187,662
General and administrative	4,527,543	1,765,423

Loss from operations	(8,693,265)	(1,938,910)

Other income (expense):
Interest expense	(152,844)	(237,578)
Other income	47,600	2,866

Loss before income taxes	(8,798,509)	(2,173,622)
Income tax provision	9,482	17,360

Net loss	$(8,807,991)	$(2,190,982)

Basic and diluted loss per share	$(0.51)	$(0.31)

Weighted average number of shares outstanding, basic and diluted	17,237,287	7,059,836

See notes to consolidated financial statements.

KUHLMAN COMPANY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For Years Ended December 31, 2005 and January 1, 2005

						Additional
	Members’	Common Stock		Preferred Stock		Paid-in	Accumulated
	Equity	Shares		Shares		Capital	Deficit	Total
Balance, January 1, 2004	($334,342)	—	$—	—	$—	$—		($334,342)

Distributions	(242,531)							(242,531)

Issuance of warrants for services	112,798							112,798

Net loss, January 1, 2004 through July 14, 2004	(292,006)							(292,006)

Issuance of capital stock:
Conversion from Limited Liability Company to a C Corporation	756,081	6,300,000	6,300			(762,381)

Private placement at $1.10, per share		3,647,228	3,647			3,579,772		3,583,419

To employees for services, at $1.10 per share		66,000	66			72,534		72,600

Net loss, July 15, 2004 through January 1, 2005							$(1,898,976)	(1,898,976)

Balance, January 1, 2005	$—	10,013,228	$10,013	—	$—	$2,889,925	($1,898,976)	$1,000,962

Issuance of warrants for services						48,400		48,400

Acceleration of options						249,200		249,200

Issuance of capital stock:

Private placement at $1.30 per share		500,000	500			649,500		650,000

Private placement at $1.80 per share		1,011,111	1,011			1,233,989		1,235,000

Cashless conversion of stock warrants		3,343,800	3,344			(3,344)		—

Private placement at $1.85 per share				2,253,956	2,254	4,151,325		4,153,579

Shares issued resulting from 1 for 5 reverse stock split of parent company		1,302,606	1,303			298,697		300,000

Conversion of common stock to preferred stock as part of merger transaction		(14,810,639)	(14,810)	14,810,639	14,810			—

Private placement at $1.85 per share				3,319,643	3,320	4,701,233		4,704,553

Conversion of preferred stock to common stock		13,817,454	13,817	(13,817,454)	(13,817)			—

Exercise of warrants		799,400	800			7,195		7,995

Net loss							(8,807,991)	(8,807,991)

Balance, December 31, 2005	$—	15,976,960	$15,978	6,566,784	$6,567	$14,226,120	$(10,706,697)	$3,541,698

See notes to consolidated financial statements.

KUHLMAN COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For Years Ended December 31, 2005 and January 1, 2005

	December 31,	January 1,
	2005	2005
Cash flows from operating activities:
Net loss	($8,807,991)	($2,190,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest charges	53,430	59,367
Warrants issued for services	48,400	—
Stock issued to employees for services	—	72,600
Depreciation and amortization	288,455	62,944
Loss on disposal of property and equipment	38,530	—
Acceleration of stock option vesting	249,200
(Increase) decrease in:
Accounts receivable, net	(25,069)	(74,573)
Inventories	(4,134,947)	(1,367,757)
Prepaid expenses	(229,095)	(19,175)
Lease deposits	(319,505)	(21,442)
Due from officer	7,731	(7,731)
Other current assets	(63,104)	—
Increase (decrease) in:
Accounts payable	2,662,421	(117,731)
Accrued expenses	403,857	—
Deferred rent	281,600	173,935

Net cash used in operating activities	(9,546,087)	(3,430,545)

Cash flows used in investing activities, purchase of property and equipment	(1,484,721)	(286,885)

Cash flows from financing activities:
Proceeds from notes payable issuance	961,999	559,702
Payments on notes payable	(1,161,565)	—
Distributions to members	—	(80,000)
Exercise of warrants	7,995	—
Issuance of common stock and warrants	11,043,132	3,696,219

Net cash provided by financing activities	10,851,561	4,175,921

(Decrease) increase in cash and cash equivalents	(179,247)	458,491
Cash and cash equivalents, beginning of period	518,919	60,428

Cash and cash equivalents, end of period	$339,672	$518,919

Supplemental disclosure of cash flow information:
Cash paid during the year for interest expense	$85,614	$178,391

Cash paid for taxes	$17,360

Supplemental disclosure of non-cash investing activities:
Property and equipment included in accounts payable	$895,104

Supplemental disclosure of non-cash financing activities:
Distribution of non-cash asset	$—	$162,532

Common stock issued to employees	$—	$72,600

Warrants issued for services	$48,400	$—

See notes to consolidated financial statements.

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
1.	Nature of Business

Kuhlman Company, Inc. designs a line of distinct, high quality men’s and women’s apparel and sells these products through retail outlets located in the United States and online using the name Kuhlman. Kuhlman Company, Inc. also designs, markets, and sells private label apparel to large retail outlets.

2.	Summary of Significant Accounting Policies

Accounting Principles:

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Change in Capitalization and Change in Reporting Entity:

Prior to July 2004, “SK2, Inc.” was known as Kuhlman Company, LLC, which was a 90% owned subsidiary of A3, LLC. In July 2004, Kuhlman Company, LLC converted to a “C” corporation SK2, Inc. Shortly thereafter the owners of A3, LLC, contributed their interest in A3, LLC to SK2, Inc. in exchange for shares of common stock. For 2004, the financial statements reflect the activity as though SK2, Inc. was the 100% owner of A3, LLC.

On June 10, 2005, SK2, Inc. merged with Gaming Venture Corp., U.S.A., a Nevada corporation (sometimes referred to as “GVUS”), and its wholly owned Delaware subsidiary, GV Acquisition Co. (“GV Acquisition”). Immediately prior to the merger, GVUS changed its name to “Kuhlman Company, Inc.” Pursuant to the terms of the Merger Agreement "Merger", GV Acquisition merged with and into SK2, Inc., with SK2, Inc.remaining as the surviving corporation and a wholly owned subsidiary of Kuhlman Company, Inc. In the Merger, and in exchange for all of their shares of common stock in SK2, Inc., SK2, Inc. stockholders received a number of shares of Series A Preferred Stock, such that they held a majority of the outstanding shares of capital stock of Kuhlman Company, Inc. For accounting purposes this was accounted for as a reverse acquisition of a public shell and was reflected as a recapitalization of SK2, Inc., the operating company. The Company amended its articles of incorporation to increase the total number of shares authorized for issuance to 50,000,000 shares of common stock and 22,000,000 shares of Preferred Stock, and effected a reverse stock split on a 1-for-5 basis on outstanding common shares. Each share of Series A Preferred Stock will automatically convert into one share of Company common stock upon the earlier of the effectiveness of a registration statement under the Securities Act covering the conversion of the Series A Preferred Stock into Company common stock, or the expiration of the one-year period following the Merger. The Preferred Stock has no liquidation preference or senior rights typically associated with a preferred stock, other than voting rights on an as-if-converted basis.

For 2005, the financial statements reflect the activity as though Kuhlman Company, Inc. was the 100% owner of SK2, Inc. and SK2, Inc. was the 100% owner of A3, LLC.

Principles of Consolidation:

The consolidated financial statements include the accounts of Kuhlman Company, Inc. and its wholly owned subsidiaries SK2, Inc. and A3, LLC. These financial statements are presented on a consolidated basis. Significant inter-company accounts and transactions have been eliminated.

Fiscal Year:

The Company adopted a fiscal year end of the Saturday closest to January 1st effective for the fiscal year ended January 1, 2005.

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
Fair Value Disclosure:

Balance Sheet:

Cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these financial instruments. The fair value of the notes payable is estimated at its carrying value based upon current rates available to the Company.

Off balance sheet:

There were no outstanding notional principal amounts of forward exchange contract commitments at December 31, 2005 or at January 1, 2005.

Accounting Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the inventory allowance. While management uses all available information to recognize losses on inventory as soon as the Company becomes aware of conditions that would cause such losses, future additions to the inventory allowance may be necessary based on changes in future conditions.

Cash and Cash Equivalents:

Cash and cash equivalents include credit card receivables collected within three business days.

Concentrations:

Credit:

The Company maintains its cash in bank deposit accounts at financial institutions where balances, at times, may exceed federally insured limits. The Company has not experienced any loss associated with this practice.

Suppliers:

Most major suppliers are foreign entities that are subject to risks associated with political change, war, terrorism and changes in United States foreign policy and duty taxes. The Company is also subject to risks associated with fluctuating currency rates.

Customers:

The Company’s private label business currently consists of 1 large retailer and is thus at some risk if this customer was to discontinue buying from the Company or drastically reduce their purchasing levels. Revenue generated from private label sales totaled approximately $310,000 and $1,640,000 for the years ended December 31, 2005 and January 1, 2005, respectively. Revenue generated from retail sales totaled $6,070,000 and $2,790,000 for the years ended December 31, 2005 and January 1, 2005, respectively.

Accounts Receivables:

Accounts receivables result from private label sales and are carried at the original invoice amount less amounts received from a factoring company, and an estimate for doubtful accounts. The Company has also agreed to

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
purchase back from the factoring company accounts not collectible. The Company evaluates the allowance for doubtful accounts using the current year account activity, historical trend information, and specific account identification. Accounts for which no payments have been received by their due date are considered delinquent, and customary collection efforts are initiated to bring them within terms. After extensive collection efforts have been exhausted without payment and further collections are deemed unlikely, the account is written off. Collections on accounts previously written off are included in income as received.

Receivables sold to the factoring company that had not yet been collected at the end of December 31, 2005 and January 1, 2005, were $0 and $98,904, respectively. The factoring company charged fees at 1/2 of 1% of the receivable factored plus 1/12 of 1% daily interest. As of December 31, 2005, the Company is no longer using a factoring company.

The Company grants credit to qualified customers located within the United States. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

Inventories:

Inventories, consisting of clothing and fabric, are stated at the lower of cost or market. Cost is determined by the First-In, First-Out (FIFO) method. The Company’s success is largely dependent upon its ability to forecast the tastes of its customers and to provide merchandise that satisfies customer demand in a timely manner. The Company’s failure to anticipate, identify, or react appropriately to changes in fashion trends could lead to excess inventories and markdowns. Sudden or continuing changes in the Company’s product markets could directly impact our gross profit performance and may cause variability in gross profit results from reporting period to reporting period.

Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical inventory consumption, current market demands and shifting market trends. Significant assumptions with respect to market trends and customer product acceptance are utilized to formulate our provision methods. Sudden or continuing downward changes in the Company’s product markets may cause us to record additional inventory revaluation charges in future periods. As of December 31, 2005, the Company recorded a reserve of $600,784 in anticipation of merchandise sales below cost to reduce inventory on hand as of December 31, 2005. No write-off provision was made to the Company’s inventories for the fiscal year ended January 1, 2005.

Property and equipment:

Property and equipment are stated at cost. Depreciation is provided by use of the straight-line method over the estimated useful lives of the related assets. For income tax purposes the Company uses accelerated methods where allowed. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is less. Estimated lives of assets are as follows:

Furniture and equipment	3-7 years
Leasehold improvements	1-10 years
Deferred Rent:

The Company leases its store locations under operating lease agreements with terms of approximately 1 to 15 years. Most of these agreements require minimum annual rent payments plus contingent rent payments based on a percentage of store sales which exceed the minimum base rent. Contingent rent payments, to the extent they exceed minimum payments, are accrued over the periods in which the liability is incurred. Rent expense associated with these contingent payments is recorded prior to the achievement of specified sales levels if exceeding such amount is considered probable and is estimable. The lease agreements typically also require scheduled increases to minimum annual rent payments. For leases that contain rent escalations, the Company records the total rent payable over the initial lease term (including the construction period) on a straight-line

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
basis over the life of the initial lease term. Any difference between minimum rent and straight-line rent is recorded as deferred rent. Deferred rent also includes tenant improvement allowances which are amortized as a reduction of rent expense on a straight-line basis over the term of the lease.

Revenue recognition:

Retail revenue is recognized at the time of register receipt. The amount of revenue recognized at the time of sales is reduced by estimated returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists,” based on expected return levels. E-commerce sales are recognized at the time the goods are shipped to the customer. Gift card sales are recognized as revenue at the time they are redeemed for merchandise, not when the gift card is sold. For private label sales, revenue is recognized upon transfer of title at time of shipment as long as there is evidence of an arrangement, the price is fixed or determinable, and collectibility is probable.

Cost of sales:

Cost of sales includes the cost of merchandise, cost of freight from vendors, costs incurred for shipping and handling, payroll for design, buying and merchandising personnel, and store occupancy costs. Consistent with retail industry practice, store occupancy costs include rent, contingent rents, common area maintenance, and real estate taxes.

Store operating expenses:

Store operating expenses include payroll, payroll taxes, health benefits, insurance, credit card processing fees, depreciation and amortization, licenses and taxes.

General and administrative expenses:

General and administrative expenses primarily include payroll, promotion, utilities, travel, professional fees and other expenses not specifically categorized elsewhere in the consolidated statements of operations.

Advertising:

The Company expenses the costs of advertising as incurred. Advertising expense was approximately $390,000 and $56,000 for the years ended December 31, 2005 and January 1, 2005, respectively and is included in general and administrative expenses.

Income taxes:

Prior to July 14, 2004, SK2, Inc. and Subsidiary were organized as limited liability companies (LLC). The income taxes, if any, were the responsibility of the individual members of each LLC. Therefore, no income taxes have been provided through July 14, 2004. Subsequent to July 14, 2004, the Company provides for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Deferred tax assets and liabilities related to temporary differences at the time of the conversion from the LLC to the corporation were immaterial.

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
Reclassifications:

Certain amounts have been reclassified from accrued expenses to accounts payable in the 2004 financial statements for comparative purposes. There was no effect on the accumulated deficit or the net loss previously reported.

Segment Reporting:

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company’s segments have similar economic characteristics and are similar in the nature of the products sold, type of customers and methods used to distribute the Company’s products. Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

3.	Inventories

The Company’s ending inventory was made up of the following components:

	December 31, 2005	January 1, 2005
Finished goods	$5,945,368	$1,275,502
Raw materials	304,954	239,089
Inventory allowance	(600,784)	0

Total inventories	$5,649,538	$1,514,591

4.	Property and Equipment

Property and equipment consisted of the following at December 31, 2005 and January 1, 2005:

	December 31, 2005	January 1, 2005
Furniture and equipment	$1,106,598	$228,588
Leasehold improvements	1,520,470	94,543

	2,627,068	323,131
Less: Accumulated depreciation and amortization	(315,707)	(64,610)

Total property and equipment, net	$2,311,361	$258,521

Depreciation expense and amortization of computer software for the years ended December 31, 2005 and January 1, 2005 was $288,455 and $62,944, respectively.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, the Company reviews its long-lived assets and intangibles related to those assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets outstanding with estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles. To date, management has determined that no impairment of long-lived assets exists.

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
5.	Notes Payable

Related Parties

The Company is a party to a credit agreement with Opportunity Finance LLC, an entity controlled by Jon Sabes, one of the Company’s directors. Effective March 22, 2004, Kuhlman Company LLC entered into a Credit Agreement with Opportunity Finance, LLC (“Opportunity”) for a revolving line of credit up to $750,000 available through March 31, 2006. The line is available for inventory purchases and working capital and is secured by all assets of the Company. In 2004, Opportunity had advanced $750,000 to Kuhlman Company LLC pursuant to a promissory note which is due and payable in full on December 31, 2005, with installments of principal, plus interest at the rate of 1% for each 30-day period from the date of each advance, payable on the last business day of each calendar quarter. The Company had originally issued a warrant exercisable through March 22, 2009 to Opportunity to purchase 30% of Kuhlman Company, LLC for the total warrant exercise price of $250,000. However, that agreement was amended at the date Kuhlman Company, LLC converted from an LLC to a corporation. At that time, Opportunity’s warrant was amended to provide for the purchase of 3,100,000 shares of common stock for the same total warrant exercise price of $250,000, or $0.0806 per share.

The Company accounted for the borrowing and issuance of warrants in accordance with APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The proceeds of $750,000 were allocated based upon the relative fair market values of the debt ($637,202) and warrants ($112,798). The portion of the proceeds allocated to warrants of $112,798 was accounted for as additional paid-in-capital. Assumptions used to calculate the fair value of warrants issued using the Black Scholes model are as follows:

Estimated risk free interest rate	2.69%
Expected life	5 years
Estimated volatility	60.00%
Estimated dividends	0.00%
The Credit Agreement provided that until March 22, 2006, Opportunity had a right of first refusal on financing for the Company, including any equipment leasing or debt financing of any kind and any equity investment. The Credit Agreement provided that a change of control, as defined, is an event of default under the Credit Agreement which could result in acceleration of maturity of all outstanding debt. As of December 31, 2005, the Company owed $450,000 in principal and $13,800 in interest to Opportunity Finance. Opportunity Finance had agreed to extend the expiration date of the note to June 30, 2006.

The Company also entered into a Bridge Loan Agreement with Opportunity Finance, LLC on June 6, 2005. The principal amount of $200,000 plus a total interest payment of 5% of the principal amount was repaid in full in July 2005.

During the years ended December 31, 2005 and January 1, 2005, the Company paid interest to Opportunity Finance LLC of $78,350 and $75,761, respectively.

On March 23, 2005, the Company entered into a Credit Agreement with Scott and Susan Kuhlman, the Company’s Chairman, and the Company’s Director of Business Development, respectively. Under the agreement, the Company borrowed $350,000 at an interest rate of 12%. The principal was repaid June 25, 2005. The interest was repaid on November 7, 2005.

On August 8, 2005, the Company entered into a Credit Agreement with Scott and Susan Kuhlman, the Company’s Chairman and the Company’s Director of Business Development, respectively. Under the Credit Agreement, the Company borrowed $300,000 due on demand at an interest rate of 12%. On August 25, 2005, the Company made a payment of $61,300 and repaid the remaining principal balance on October 7, 2005. The interest was paid on November 7, 2005.

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
During the years ended December 31, 2005 and January 1, 2005, the Company paid interest to Scott and Susan Kuhlman of $16,168 and $0, respectively.

Non- related Party

The Company entered into a Credit Agreement with Cananwill, Inc. on June 8, 2005. Under the Credit Agreement the Company borrowed $111,999 at 7.5% interest. The loan calls for nine equal monthly installments of $12,836. The principal balance outstanding at December 31, 2005 was $25,434. The Loan is secured by any sums payable under certain insurance policies. Total interest paid to Cananwill during the year ended December 31, 2005, was $3,932.

6.	Equity Financing

In 2004 the Company raised $4,011,951 through a private placement in which the Company sold 3,647,228 shares of $.001 par value common stock at a price of $1.10 per share. As part of the offering, the Company paid sales and legal fees of $432,179 and issued warrants to purchase 296,461 shares of the Company’s common stock at $1.10 per share to the underwriter and issued warrants to purchase 195,000 shares at $.01 per share to other parties related to the private placement.

During 2005, the Company closed on the sale, in private placements, of 7,084,710 shares of common and preferred stock for a total price of $12,781,158. As part of the offerings, the Company paid sales and legal fees of $2,038,026 and issued warrants to purchase 302,646 shares of the Company’s common stock at $1.85 per share to the underwriters of the private placement.

7.	Common and Preferred Stock

Stock options

The board of directors and shareholders of SK2, Inc. adopted the SK2, Inc. Stock Option Plan for directors, employees and consultants in May 2005 (the “Stock Option Plan”). The Stock Option Plan was assumed by the Company upon the Merger. Currently, an aggregate of 1,500,000 shares of our common stock are reserved for issuance under the Stock Option Plan. The plan is administered by the compensation committee of the board of directors, which has the discretion to determine the number and purchase price of shares subject to stock options, the term of each option, and the time or times during its term when each option becomes exercisable.

	December 31, 2005		January 1, 2005
	Number of	Weighted	Number of	Weighted
	Shares	Ave. Price	Shares	Ave. Price
Outstanding at beginning of period	0	$0.00	0	$0.00
Options granted	557,500	1.87	0	0.00
Options exercised	0	0.00	0	0.00
Options forfeited	0	0.00	0	0.00

Outstanding at the end of the period	557,500	$1.87	0	$0.00

Range of exercise price of options outstanding	$1.85-2.28
Options exercisable at year end	557,500		0
Expiration dates	10 years
Weighted average remaining life	9.5 years

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
Stock Warrants

The following table shows the amount of warrants outstanding as of December 31, 2005 and January 1, 2005:

	December 31, 2005			January 1, 2005
	Number of		Weighted	Number of	Weighted
	Shares		Ave. Price	Shares	Ave. Price
Outstanding at beginning of period	3,591,461		$0.16	0	$0.00
Warrants granted	1,515,708		.39	3,591,461	.16
Warrants exercised	(4,245,941	)(a)	0.07	0	0.00
Warrants forfeited	0		0.00	0	0.00

Outstanding at the end of the period	861,228		.88	3,591,461	.16

(a) Includes warrants for 102,741 shares effectively cancelled through a cashless exercise of warrants into common stock.

Range of exercise price of warrants outstanding	.01 – 1.85			.01 – 1.10
Warrants exercisable at year end	861,228			3,591,461
Expiration dates	5 years			5 years
Weighted average remaining life	4.4 years			4.59 years
8.	Loss per Share

Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common and preferred shares outstanding during the period. Diluted loss per share is computed the same as the basic loss per share due to the continuing operating loss which makes the impact of stock options and warrants anti-dilutive. Preferred shares are included in the calculation along with common shares since the preferred shares are similar to common shares and are currently convertible into one share of common stock each as a result of the Company’s filing of its Registration Statement on Form SB-2. In addition, all outstanding preferred shares will automatically convert into common shares on the one-year anniversary of the Merger (i.e., June 10, 2006).

Following is a calculation of basic and diluted earnings per common share for fiscal year 2005 and 2004, respectively:

	Fiscal Years ended
	December 31,	January 1,
	2005	2005
Net Loss	$(8,807,991)	$(2,190,282)

Weighted average common shares outstanding	17,237,287	7,059,836
Effect of dilutive securities	0	0

Weighted average common and dilutive shares outstanding	17,237,287	7,059,836

Loss per basic and diluted share	$(0.51)	$(0.31)

Had operating losses not been continuing, the Company would have used the treasury method for calculating the dilutive effect of the stock options and warrants (using the average market price).

9.	Stock Based Compensation

Stock-Based Compensation—SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), provides for the use of a fair value based method of accounting for employee stock compensation. However,

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
SFAS 123 also allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock, if such amounts differ materially from historical amounts. The Company has elected to continue to account for employee stock options using the intrinsic value method under APB 25. By making that election, it is required by SFAS 123 and SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” to provide pro forma disclosures of net income and earnings per share as if a fair value based method of accounting had been applied.
Had compensation costs been determined in accordance with the fair value method prescribed by SFAS No. 123 for all options issued to employees and amortized over the vesting period, the Company’s net loss applicable to common shares and net loss per common share (basic and diluted) for plan options would have been decreased to the pro forma amounts indicated below.

	Year ended
	December
	31,	January 1,
	2005	2005
Reported net loss	$(8,807,991)	$(2,190,282)
Pro forma stock-based compensation, net of tax	(553,214)	(0)

Pro forma net loss	$(9,361,205)	$(2,190,282)

Loss per share:
Basic and diluted—as reported	$(0.51)	$(0.31)
Basic and diluted—pro forma	$(0.54)	$(0.31)
In determining the compensation cost of the options granted during the year ended December 31, 2005, as specified by SFAS No. 123, the fair value of each option grant has been estimated on the date of grant using the Black Scholes pricing model and the weighted average assumptions used in these calculations are summarized as follows:

	Year ended
	December
	31,	January 1,
	2005	2005
Risk-free interest rate	3.84%	N/A
Expected life of options granted	4-5 years	N/A
Expected volatility	60.00%	N/A
Expected Dividend Yield	0.00%	N/A
On December 22, 2005, the Company accelerated the vesting of unvested stock options held by the Company’s officers with an exercise price of $1.85. The vesting of such options were accelerated to avoid expensing for accounting purposes in future years. This accelerated vesting affected options for 280,000 shares of the Company’s common stock and resulted in compensation expense of approximately $249,000, and a pro forma expense of approximately 241,000, which is reflected in the table above for fiscal year 2005.
10. Income Taxes

	December 31, 2005	January 1, 2005
Deferred income taxes:
Federal	$(1,285,000)	$(281,000)
State	(470,000)	(84,000)

	(1,755,000)	(365,000)

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005

	December 31, 2005	January 1, 2005
Valuation reserve	1,755,000	365,000

Deferred tax provision	0	0
Current income tax provision, minimum fees	9,482	17,360

Total tax provision	$9,482	$17,360

A reconciliation of the federal income tax provision at the statutory rate with actual taxes provided on loss from continuing operations is as follows:

	December 31, 2005	January 1, 2005
Ordinary federal income tax statutory rate	(15.00)%	(15.00)%
Estimated state tax rate, net of federal tax benefit	(5.50)%	(4.50)%
Effect of valuation allowance	20.50%	19.50%

Taxes Provided	0.00%	0.0%
At December 31, 2005, for income tax return purposes, the Company has net operating loss (NOL) carryforwards of approximately $10,821,000 available to offset future taxable income. If not used, these carryforwards will begin to expire in 2025. Deferred taxes are calculated using enacted tax rates of 15% for federal and an estimate based on the mix of income and applicable rates by jurisdiction for state. In the period ended January 1, 2005, the state estimate is 5.5%.
The components of the net deferred tax asset are as follows:

	December 31, 2005	January 1, 2005
Deferred tax assets:
Net operating loss carryforward	$2,202,000	$367,000
Accrued Vacation	12,000	0
Allowance for returns	3,000	0
Inventory allowance	114,000	0

	2,331,000	367,000
Deferred tax liability, depreciation	(9,000)	(2,000)

Net deferred tax assets	2,322,000	365,000
Valuation allowance	(2,322,000)	(365,000)

	$—	$—

Deferred tax asset net of valuation allowance:
Management has determined that a valuation allowance equal to 100% of the net deferred tax assets as of December 31, 2005, was required, since the Company has not had a history of sustained profitability. The available NOL carryforwards may be limited due to Section 382 of the Internal Revenue Code in the event there are any significant changes in ownership of the Company, subsequent to generating the NOL.
11. Commitments and Contingencies
     Legal Proceedings
     The Company is not currently involved in any legal proceedings.
     Operating Leases

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
The Company leases certain retail facilities, warehouse and office space under operating leases from non-related parties expiring through January 2016. A portion of the leases include contingent rentals based on sales, with renewal options. The base rent for all leases has been computed on a straight line basis. Most of the leases require the Company to pay base rent, contingent rent based on sales, real estate taxes and common area expenses. Rent expense for December 31, 2005 and January 1, 2005 was approximately $1,498,000 and $453,000, respectively, including contingent rent of approximately $145,000 and $130,000, respectively.
Future minimum lease payments:

Year	Operating
Ending	Leases
2006	$2,828,017
2007	2,485,102
2008	2,501,769
2009	2,277,643
2010	1,910,434
Thereafter	5,151,359

Total	$17,154,324

12. Employee Benefit Plan
The Company adopted a defined contribution profit sharing plan with 401(k) features which covers substantially all full time employees in 2005. This plan allows eligible employees to contribute up to 15% of their earnings to the plan. The plan allows for the Board of Directors to make matching or profit sharing contributions at their discretion. For the year ended December 31, 2005, the Company has not made any matching or profit sharing contributions to the plan.
13. New Accounting Pronouncements
FIN No. 46R
In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” In December 2003, the FASB issued FIN 46R, “Consolidation of Variable Interest Entities, a revision of FIN 46” which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. The provisions of FIN 46R are effective for interests in variable interest entities (VIE) as of the first interim, or annual, period ending after December 15, 2004 except for VIEs considered special-purpose entities in which the effective date is for periods ending after December 15, 2003. The Company does not expect the adoption of FIN 46R to have a material effect on its consolidated financial statements.
SFAS No. 151
In November 2004, FASB issued SFAS No. 151 “Inventory Costs” which amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No, 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. SFAS No. 151 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material effect on its consolidated financial statements.

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
SFAS No. 153
In December 2004, FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets” which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date SFAS No. 153 was issued. SFAS No. 153 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 153 to have a material effect on its consolidated financial statements.
SFAS No. 123R
In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes the impact may be significant to the Company’s overall results of operations or financial position. The Company will adopt SFAS 123(R) effective for the fiscal year beginning January 1, 2006.
SFAS No. 154
In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principles, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The statement does not change the transition provisions of any existing accounting statement. The Company does not expect the adoption of SFAS No. 154 to have a material effect on its consolidated financial statements.

KUHLMAN COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and January 1, 2005
14. Selected Quarterly Data (unaudited)
Quarters during the Year Ended December 31, 2005

	April 2	July 2	October 1	December 31
Sales	$1,360,187	$1,331,530	$1,188,339	$2,503,949

Loss from operations	($737,772)	($1,228,954)	($1,941,723)	($4,784,816)

Net loss	($743,781)	($1,297,391)	($1,986,390)	($4,780,429)

Loss per common share – Basic and Diluted	($0.07)	($0.09)	($0.09)	($0.22)
Quarters during the Year Ended January 1, 2005

	March 31	June 30	September 30	January 1
Sales	$941,439	$964,988	$1,105,340	$1,421,175

Income (loss) from operations	$230,760	($312,662)	($569,717)	($1,287,291)

Net income (loss)	$186,998	($380,149)	($664,600)	($1,333,231)

Earnings (loss) per common share – Basic and Diluted	$0.03	($0.06)	($0.11)	($0.14)
15. Subsequent Events
On January 19, 2006, the Company entered into a bridge loan agreement with Opportunity Finance, LLC. Under the agreement the Company borrowed $250,000 at an interest rate of 5% per month. The loan plus interest was repaid on January 27, 2006. The interest totaled $12,500.
In January and March of 2006, the Company sold, in a private placement, 3,075,000 shares of common stock for $6,918,750. In addition to the shares of common stock, subscribers received three-year warrants to purchase an aggregate of 615,000 additional shares of common stock at the per-share price of $2.75.
On January 30, 2006, the Company purchased a vehicle from Scott and Susan Kuhlman, the Company’s Chairman and the Company’s Director of Business Development for $16,500.
On March 2, 2006, Opportunity Finance subordinated its security interest in the business assets of the Company to Venture Bank. The Company also obtained a $1.0 million line of revolving credit from Venture Bank, based in Minneapolis, MN. This working capital line carries a rate at prime plus 1% and is secured by all of the Company’s business assets. Borrowing on the line of credit may not exceed 25% of the value of inventory and the Company must maintain $6,000,000 in equity.
On March 15, 2006 the Company paid off the remaining principal and interest on the note payable to Opportunity Finance. The interest paid was $23,377.
On March 15, 2006, the Board of Directors voted to grant options to purchase 450,000 shares at $2.49 per share, and granted 44,000 shares of restricted stock to employees. The Board of Directors also voted to change the Company’s fiscal year end to the Saturday closest to January 31st effective January 28, 2006.

Kuhlman Company, Inc.
Condensed Consolidated Balance Sheets
(UNAUDITED)

	July 29, 2006	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$547,880	$3,604,075
Accounts receivable - net of allowance for doubtful accounts of $0
and $2,000, respectively	-	66,800
Inventories	3,581,893	5,157,023
Prepaid expenses	162,627	409,044
Lease deposits, current portion	33,000	33,000
Other current assets	18,163	94,732
Total current assets	4,343,563	9,364,674

Furniture, fixtures and leasehold improvements	3,379,260	2,690,575
Less accumulated depreciation and amortization	(612,001)	(337,856)
Furniture, fixtures and leasehold improvements - net	2,767,259	2,352,719

Other assets - lease deposits, net of current portion	279,256	319,256
Total assets	$7,390,078	$12,036,649

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,601,426	$3,808,790
Accrued expenses	631,100	522,840
Line of credit	400,000
Notes payable	145,652	462,757
Total current liabilities	4,778,178	4,794,387

Deferred rent	351,228	310,750

Total liabilities	5,129,406	5,105,137

Stockholders' equity:
Common stock ($0.001 par value: 50,000,000 shares authorized;
26,167,903 and 21,197,374 shares, respectively issued and
outstanding) and preferred stock ($0.001 par value: 22,000,000 shares authorized; 0 and 3,741,528 shares, respectively, issued
and outstanding)	26,169	24,939
Additional paid-in capital	22,717,477	18,614,537
Accumulated deficit	(20,482,974)	(11,707,964)
Total stockholders' equity	2,260,672	6,931,512
Total liabilities and stockholders' equity	$7,390,078	$12,036,649

See notes to condensed consolidated financial statements

Kuhlman Company, Inc.
Condensed Consolidated Statements of Operations
For the Thirteen and Twenty Six Weeks ended July 29, 2006 and July 30, 2005
(UNAUDITED)

	Thirteen Weeks Ending		Twenty Six Weeks Ending
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Sales	$2,425,817	$1,261,825	$5,006,362	$2,689,370
Cost of sales	2,676,186	706,628	4,455,296	1,437,515

Gross profit	(250,369)	555,197	551,066	1,251,855
General, administrative and store operating
expenses	3,883,120	1,813,246	8,822,450	3,354,908
Depreciation and amortization	154,947	64,192	288,781	112,173
Loss from operations	(4,288,436)	(1,322,241)	(8,560,165)	(2,215,226)

Loss on disposal of property and equipment	(219,387)		(219,387)

Interest income (expense), net	(6,049)	(61,026)	4,542	(80,309)
Net loss	$(4,513,872)	$(1,383,267)	$(8,775,010)	$(2,295,535)

Basic and diluted loss per share	$(0.17)	$(0.08)	$(0.34)	$(0.16)

Weighted average number of shares
outstanding - basic and diluted	26,166,496	17,270,720	25,951,326	14,443,793

See notes to condensed and consolidated financial statements

Kuhlman Company, Inc.
Condensed Consolidated Statements of Cash Flows
For the Twenty Six Weeks ended July 29, 2006 and July 30, 2005
(UNAUDITED)

	July 29, 2006	July 30, 2005
Cash flows from operating activities:
Net loss	$(8,775,010)	$(2,295,535)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,529,324	-
Non-cash interest charges	-	34,658
Warrants issued for services	57,600	48,400
Loss on disposal of property and equipment	219,387	-
Depreciation and amortization	288,781	112,173
(Increase) decrease in:
Accounts receivable, net	66,800	(53,709)
Inventories	1,575,130	(2,170,409)
Prepaid expenses	246,417	(988,911)
Lease deposits	40,000	(160,758)
Other current assets	76,569	(5,984)
Increase (decrease) in:
Accounts payable	(207,364)	360,136
Accrued expenses	108,260	(146,996)
Deferred rent	40,478	-

Net cash used in operating activities	(4,733,628)	(5,266,935)

Cash flows used in investing activities, purchase of property
and equipment	(922,708)	(640,167)

Cash flows from financing activities:
Net proceeds from issuance of stock	2,517,246	11,080,465
Net proceeds from line of credit	400,000
Net payments on notes payable	(317,105)	(115,341)

Net cash provided by financing activities	2,600,141	10,965,124

(Decrease) increase in cash	(3,056,195)	5,058,022
Cash beginning of period	3,604,075	208,148

Cash end of period	$547,880	$5,266,170

Supplemental disclosure of non-cash financing activities
Warrants issued for services	$57,600	$48,400
Common stock and options issued to employees.	$1,529,324	$-

See notes to condensed consolidated financial statements

KUHLMAN COMPANY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
July 29, 2006 and July 30, 2005
(UNAUDITED)

A.	Summary of Significant Accounting Policies

Change in Fiscal Year End

The Company has elected to change its fiscal year end from the Saturday closest to December 31 to the Saturday closest to January 31. We are presenting the unaudited condensed consolidated financial statements for the thirteen and twenty-six weeks ending July 29, 2006 and July 30, 2005. We presented the unaudited condensed consolidated financial statements for the four weeks ended January 28, 2006 and January 29, 2005, along with the unaudited condensed consolidated financial statements for the thirteen weeks ending April 29, 2006 and April 30, 2005, with our first quarter Form 10-QSB. We will present the audited financial statements as of the four weeks ended January 28, 2006, with the Form 10-KSB for the period ending February 3, 2007.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Operating results for the twenty-six and thirteen weeks ended July 29, 2006 and July 30, 2005, are not necessarily indicative of the results that may be expected for the fiscal year ending February 3, 2007. The balance sheet at January 28, 2006, has been derived from the unaudited condensed consolidated financial statements at that date, but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements. Certain information and note disclosures normally included in the Company's annual financial statements have been condensed or omitted. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2006.  The Form 10-KSB provides additional financial information which in turn contains a more comprehensive description of the Company's businesses and operations.

In the opinion of management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The financial statements are presented on the accrual basis. Material estimates that are particularly susceptible to significant change relate to the determination of the inventory allowance.

Change in Capitalization and Change in Reporting Entity

Kuhlman Company, Inc., was previously known as SK2, Inc.

On June 10, 2005, SK2, Inc. merged with Gaming Venture Corp., U.S.A., a Nevada corporation (sometimes referred to as “GVUS”), and its wholly owned Delaware subsidiary, GV Acquisition Co. (“GV Acquisition”). Immediately prior to the merger, GVUS changed its name to “Kuhlman Company, Inc.” Pursuant to the terms of the Merger Agreement (Merger), GV Acquisition merged with and into SK2, Inc., with SK2, Inc. remaining as the surviving corporation and a wholly owned subsidiary of Kuhlman Company, Inc. In the Merger, and in exchange for all of their shares of common stock in SK2, Inc., SK2, Inc. stockholders received a number of shares of Series A Preferred Stock, such that they held a majority of the outstanding shares of capital stock of Kuhlman Company, Inc. For accounting purposes this was accounted for as a reverse acquisition of a public shell and was reflected as a recapitalization of SK2, Inc., the operating company. The Company amended its articles of incorporation to increase the total number of shares authorized for issuance to 50,000,000 shares of common stock and 22,000,000 shares of Preferred Stock, and effected a reverse stock split on a 1-for-5 basis on outstanding common shares.  Each share of Series A Preferred Stock will automatically convert into one share of Company common stock upon the earlier of the effectiveness of a registration statement under the Securities Act covering the conversion of the Series A Preferred Stock into Company common stock, or the expiration of the one-year period following the Merger. The Preferred Stock has no liquidation preference or senior rights typically associated with a preferred stock, other than voting rights on an as-if-converted basis.

For 2005, the financial statements reflect the activity as though Kuhlman Company, Inc. was the 100% owner of SK2, Inc. and SK2, Inc. was the 100% owner of A3, LLC.

Cash Concentrations

Bank balances exceeded federally insured levels as of July 29, 2006. Generally, these balances may be redeemed upon demand and therefore bear minimal risk.

Accounts Receivable, credit risk and allowance for doubtful accounts

In addition to its retailing operations, the Company generates revenue by providing product design and contract manufacturing for department store retailers seeking to augment their in-house expertise, which results in trade receivables. The Company reviews customers' credit history before extending unsecured credit and may establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and other information.

The Company does not accrue interest on past due accounts receivable. Unless specific arrangements have been made, accounts receivable over 30 days are considered past due. The Company writes off accounts receivable when they are deemed uncollectible. Accounts receivable are shown net of an allowance for doubtful accounts of $0 at July 29, 2006 and $2,000 at January 28, 2006. Due to uncertainties in the collection process, however, it is at least reasonably possible that management's estimate will change during the next year.

Valuation of Inventories

Our inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. The Company's success is largely dependent upon its ability to forecast the tastes of its customers and to provide merchandise that satisfies customer demand in a timely manner. The Company's failure to anticipate, identify, or react appropriately to changes in fashion trends could lead to excess inventories and markdowns. Sudden or continuing changes in the Company's product markets could directly impact our gross profit performance and may cause variability in gross profit results from reporting period to reporting period.

Provisions to reduce inventories to the lower of cost or market are made based on a review of excess and obsolete inventories through an examination of historical inventory consumption, current market demands and shifting market trends. Significant assumptions with respect to market trends and customer product acceptance are utilized to formulate our provision methods. Sudden or continuing downward changes in the Company's product markets may cause us to record additional inventory revaluation charges in future periods.

The Company’s ending inventory was made up of the following components:

	July 29, 2006	January 28, 2006

Finished goods	$3,421,048	$5,294,728
Raw materials	976,853	485,848
Inventory allowance	(816,008)	(623,553)

Total inventories	$3,581,893	$5,157,023

Revenue Recognition

Retail revenue is recognized at the time of register receipt. The Company accrues for estimated returns in accordance with Statement of Financial Accounting Standards, (SFAS) No. 48, "Revenue Recognition When Right of Return Exists," based on historical return levels. For private label sales, revenue is recognized upon transfer of title at time of shipment as long as there was evidence of an arrangement, the price was fixed or determinable, and collectibility was probable.

Income Taxes

Differences between accounting rules and tax laws cause differences between the basis of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities under Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes. Temporary differences relate primarily to: allowances for doubtful accounts; inventory valuation allowances; accumulated depreciation; and accrued expenses not currently deductible. No income tax expense is recorded in the statement of operations since the Company has fully reserved for all tax benefits relating to net operating loss carryforwards at this time, and will continue to assess its tax situation on a going forward basis.

Segment Reporting

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company's segments have similar economic characteristics and are similar in the nature of the products sold, type of customers and methods used to distribute the Company's products. Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

Stock-Based Compensation

On December 15, 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values determined at the date of grant. On April 14, 2005, the Securities and Exchange Commission adopted a new rule that amended the compliance dates for SFAS 123(R). The Company adopted SFAS 123(R) using the modified prospective method effective January 1, 2006.

In all periods prior to January 1, 2006, the Company accounted for stock-based compensation awards to employees using the intrinsic value method prescribed by APB Opinion No. 25 and, as such, generally recognized no compensation cost for employee stock options. The Company did recognize $249,200 in stock based compensation expense in the fourth quarter of 2005 as a result of accelerated vesting of stock options with a fair market value greater than the exercise price at the time of the acceleration. Accordingly, the adoption of SFAS 123(R)’s fair value method affects the Company’s results of operations, although it does not affect the Company’s overall financial position. If the Company had been accounting for stock based compensation under SFAS 123(R) during the thirteen and twenty-six weeks ended July 30, 2005, the impact of that standard would have approximated the impact of SFAS 123 as described in the pro forma disclosure set forth below:

	Thirteen Weeks Ended	Twenty-six Weeks Ended
	July 30, 2005	July 30, 2005

As reported	$(1,383,267)	$(2,295,535)
Less: Total stock-based employee
compensation expense determined under
fair value based method for all awards,
Net of related tax effects	$(274,760)	$(274,760)

Pro forma	$(1,658,027)	$(2,570,295)

Basic and diluted as reported	$(0.08)	$(0.16)
Basic and diluted pro forma	$(0.10)	$(0.18)

During the twenty-six weeks ended July 29, 2006, the Company granted options for 757,000 shares, granted 544,000 shares of restricted stock to employees and the Chairman sold stock at a discount to the CEO as part of his employment agreement. The fair values of the stock grants were computed based on the fair value of the stock on the grant date. The stock price on the grant dates ranged from $2.40 to $2.46. The vesting of the stock grants ranges from 0 to 2.5 years. The fair values of the options were calculated using the Black-Scholes option pricing model with the following assumptions: (a) no dividend yield, (b) 87.93% - 98.73% expected volatility, (c) expected life of five years and (d) a risk-free rate of return of 4.69% - 4.99%. On February 3, 2006, Scott Kuhlman, the Chairman of the Board, sold 500,000 shares of common stock to Luis Padilla, the CEO, for $1.00 per share. The $1.00 per share price was discounted to $0.92 per share because the agreement between the CEO and the Chairman of the Board called for 5 equal interest free payments. The market price on that day was $2.75. The Company recognized the difference between the market price and the discounted sale price as expense, under fair value recognition provisions of SFAS 123(R) and SAB Topic 5-T, “Accounting for Expenses or Liabilities Paid by Principal Stockholders(s).” The Company recorded expense of $95,951 for the options granted, $518,373 for the stock grants and $915,000 for the discounted sale, for the twenty-six weeks ended July 29, 2006. For additional information on the stock option plan see Note D.

Earnings per Share

Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common and preferred shares outstanding during the period. Diluted loss per share is computed the same as the basic loss per share due to the continuing operating loss which makes the impact of stock options and warrants anti-dilutive. Preferred shares are included in the calculation along with common shares since the preferred shares are similar to common shares and were convertible into one share of common stock each as a result of the Company’s filing of its Registration Statement on Form SB-2. In addition, all outstanding preferred shares automatically converted into common shares on June 10, 2006, the one-year anniversary of the Merger.

Following is a computation of basic and diluted earnings per share for the twenty-six weeks ended July 29, 2006, and July 30, 2005:

	The Twenty-six Weeks Ended	The Twenty-six Weeks Ended
	July 29, 2006	July 30, 2005

Net loss	$(8,775,010)	$(2,295,535)

Weighted average shares outstanding	25,951,326	14,443,793

Net loss per share -- basic and diluted	$(0.34)	$(0.16)

Had operating losses not been continuing, the Company would have used the treasury method for calculating the dilutive effect of the stock options and warrants (using the average market price).

Reclassifications

The Company has elected to reclassify store occupancy and design and merchandise payroll and benefit costs from cost of goods sold to general, administrative and store operating expenses. The Company has made this change to make the reporting comparable to other retailers.

The following illustrates the primary costs classified in each major expense category:

Cost of sales	General, Administrative, and Store Operating Expenses
Merchandise	Store payroll and benefits
Freight - in	Occupancy
Freight - out	Store operating
Inventory shrinkage	Design and merchandise payroll and benefits
Other administrative

This change has no impact on the net loss, the loss from operations, or the loss per share of the Company, but the change does impact how the gross profit is reported. The change decreases costs of sales and increases general, administrative and store operating expense by $2,188,036 and $478,055 for the twenty-six weeks ending July 29, 2006 and July 30, 2005, respectively.

The following illustrates the results of operations had we not made this change.

	Proforma - For the	Proforma - For the
	Twenty-six Weeks Ended	Twenty-six Weeks Ended
	July 29, 2006	July 30, 2005

Sales	$5,006,362	$2,689,370
Cost of sales	6,643,332	1,915,570
Gross profit	773,800	(1,636,970)

General, administrative, store operating expenses,
depreciation and amortization	6,923,195	2,989,026
Loss from operations	$(8,560,165)	$(2,215,226)

B.	Notes Payable

The Company entered into a Credit Agreement with Cananwill, Inc. on June 8, 2005. Under the Credit Agreement, the Company borrowed $111,999 at 7.5% interest. The loan called for nine equal monthly installments of $12,836. This loan was paid in full on February 10, 2006. The loan was secured by any sums payable under certain insurance policies.

On March 2, 2006, The Company also obtained a $1.0 million line of revolving credit from Venture Bank, based in Minneapolis, MN. On March 2, 2006, Opportunity Finance, a company controlled by Jon Sabes, one of the Company’s directors, subordinated its security interest in the business assets of the Company to Venture Bank. This working capital line carries a rate at prime plus 1% and is secured by all of the Company’s business assets. The line is subject to the following covenants: Borrowing on the line of credit may not exceed 25% of the value of the Company’s inventory and the Company must maintain $6,000,000 in equity. As of July 29, 2006, the Company has borrowed $400,000 under the line of credit. Venture Bank is currently not allowing the Company to borrow additional funds under the line of credit because the company is not in compliance with the equity covenant of the line of credit agreement.

The Company entered into a Credit Agreement with AICCO, Inc. on March 31, 2006. Under the Credit Agreement the Company borrowed $127,369 at 7.34% interest. The loan calls for 11 monthly payments of $12,011. The balance as of July 29, 2006, was $82,029.

On June 8, 2006, the Company entered into a finance agreement with Cananwill, Inc. Under this agreement the Company borrowed $69,725 at 9.11% interest. The loan calls for 11 equal payments of $6,631 per month. The balance as of July 29, 2006 was $63,623.

C.	Commitments and Contingencies

Legal Proceedings

None.

Leases

The Company closed nine underperforming stores during the month of July, 2006. As a result, we have recorded an estimated liability of $170,500 to settle these leases. The cost of closing the stores and relocating merchandise is included in general, administrative, and store operating expense.

During the twenty-six weeks ended July 29, 2006, the Company did not enter into any additional lease agreements for retail space. The base rent expense for all leases has been computed on a straight-line basis. Most of the leases require the Company to pay base rent, contingent rent based on sales, real estate taxes and common area expenses.

D.	Stock Options

The board of directors and shareholders of SK2, Inc. adopted the SK2, Inc. Stock Option Plan for directors, employees and consultants in May 2005 (the “Stock Option Plan”). The Stock Option Plan was assumed by the Company upon the Merger. Currently, an aggregate of 3,500,000 shares of our common stock are reserved for issuance under the Stock Option Plan. The plan is administered by the compensation committee of the board of directors, which has the discretion to determine the number and purchase price of shares subject to stock options, the term of each option, and the time or times during its term when each option becomes exercisable.

On March 15, 2006, the Company granted options for 450,000 shares to employees. On May 25, 2006, the Company granted options for 200,000 shares to employees. On July 26, 2006, the Company granted options for 107,000 shares to employees. The options have a life of 10 years and a vesting period of 3 years.

A summary of the status of the Company’s stock options as of July 29, 2006, is presented below:

Fixed Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 28, 2006	557,500	$1.87	8.9 years
Granted	757,000	1.78	9.1 years	$10,700
Exercised	0
Forfeited	(50,000)	2.49	9.6 years
Outstanding at July 29, 2006	1,264,500	$1.79	9.4 years	$10,700

Options exercisable at January 28, 2006	557,500	$1.87	8.9 years
Options exercisable at July 29, 2006	557,500	$1.87	8.9 years	$-

Weighted-average fair value of options
granted during the twenty-six weeks	$1.78

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the closing price of the Company’s stock on July 29, 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on July 29, 2006. As of July 29, 2006, there was approximately $766,000 of total unrecognized compensation cost related to unvested share-based compensation arrangements, of which $143,700 is expected to be recognized during the remainder of the fiscal year ended February 3, 2007, $287,300 in the fiscal year ended February 2, 2008, $287,300 in the fiscal year ended January 31, 2009 and $47,700 in the fiscal year ended January 30, 2010.

E.	Equity Financing

On June 23, 2005, the Company closed on the sale in a private placement of 1,085,956 shares of Preferred Stock for an aggregate purchase price of $2,092,209. A second closing was held on July 14, 2005, when the Company closed on a private placement of 3,455,267 shares of Preferred Stock for an aggregate purchase price of $6,392,244. The Company relied on the exemption from federal registration under Section 4(2) of the Securities Act, and/or Rule 506 promulgated hereunder. The Company relied on this exemption and/or the safe harbor rule thereunder based on the fact that (i) all of the investors were accredited investors and either alone or through a purchaser representative, had knowledge and experience in finance and business matters such that each was capable of evaluating the risks of the investment, and (ii) the Company has obtained subscription agreements from the investors indicating that the investors are purchasing for investment purposes only.

The offers and sales of the Preferred Stock made on June 23, 2005 and July 14, 2005 were not registered under the Securities Act at the time, however, on October 11, 2005 the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to which the common shares underlying the Preferred Stock were registered for resale.

In January of 2006, the Company closed on the sale of 1,950,000 shares of common stock at $2.25 per share. The purchasers also received warrants to purchase 20% of the number of shares that they purchased with an exercise price of $2.75 per share. Net proceeds of this transaction were $4,378,250.

In March of 2006, the Company closed on the sale of 1,125,000 shares of common stock at $2.25 per share. The purchasers also received warrants to purchase 20% of the number of shares that they purchased with an exercise price of $2.75 per share. Net proceeds from this transaction were $2,518,900.

F.	Subsequent Events

On August 31, 2006 the Company entered into a Credit Agreement with Opportunity Finance, a related party. Under the Credit Agreement the Company borrowed $100,000. The Credit Agreement calls for interest in an amount equal to $5,000. The principal and interest are due on September 30, 2006.

The Company closed six underperforming stores between July 30 and September 18, 2006. The estimated costs to settle these leases will be $130,000. The cost of closing the stores and relocating merchandise will be included in general, administrative, and store operating expense.

PROSPECTUS

Kuhlman Company, Inc.

19,500,000 shares of common stock

, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Nevada law permits a company to indemnify its directors and officers except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Nevada law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. In addition, the Company has the power, to the maximum extent and in the manner permitted by the Nevada Business Corporations Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Kuhlman Company, Inc.

The Company’s bylaws limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve negligence, willful misconduct, intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$275.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	6,000.00
Printing and engraving expenses	10,000.00
Miscellaneous	2,000.00
Total	$43,275.00

Item 26. Recent Sales of Unregistered Securities

On July 14, 2004, SK2, Inc. issued 6,300,000 shares of common stock to three founders in exchange for their contribution of membership interests in Kuhlman Company, LLC, the predecessor-in-interest of SK2. These shares were issued in a private placement under Section 4(2) of the Securities Act.

On September 30, 2004, SK2 issued 982,228 shares of common stock to 20 investors in a first closing of a private placement under Section 4(2) of the Securities Act. On October 15, 2004, SK2 issued 1,222,500 shares of common stock to 16 investors in a second closing. On October 29, 2004, SK2 issued 1,010,000 shares of common stock nine investors in a third closing. On January 13, 2005, SK2 issued 671,111 shares of common stock to approximately 15 investors in a fourth closing. All shares in this private placement were issued at the per-share price of $1.00.

On October 15, 2004, and in connection with a Credit Agreement, SK2 issued a warrant to Opportunity Finance, LLC to purchase up to 3,100,000 shares of common stock at a per-share price of $0.0806. This warrant was exercised in full on March 31, 2005, on a cashless basis resulting in the issuance of 2,976,000 shares of common stock. The warrant and the common stock thereunder were issued in private placements under Section 4(2) of the Securities Act.

From October 29, 2004 through November 15, 2004, and in connection with various consulting arrangements, SK2 issued warrants to eight persons and entities to purchase an aggregate of 491,461 shares of common stock at a per-share exercise price of $1.10. These warrants were issued in private placements under Section 4(2) of the Securities Act. Of these warrants, warrants for the purchase of 195,000 shares were exercised on June 10, 2005 (immediately prior to the Merger), and common stock was issued therefor in private placements under Section 4(2) of the Securities Act. Warrants for the purchase of 87,250 shares were exercised on a cashless basis on August 12, 2005, resulting in an issuance of 70,849 shares of the Company’s Series A Preferred Stock in a private placement under Section 4(2) of the Securities Act.

On December 20, 2004, SK2 issued 66,000 shares of common stock to 12 employees as additional compensation. These shares were issued in a private placement under Section 4(2) of the Securities Act.

On February 28, 2005, SK2 issued 500,000 shares of common stock to two investors at a per-share price of $1.30, in a private placement under Section 4(2) of the Securities Act.

On March 31, 2005, SK2 issued an aggregate of 886,111 shares of common stock to 16 investors at a per-share price of $1.80, in a private placement under Section 4(2) of the Securities Act.

On May 1, 2005, and pursuant to a consulting agreement, SK2 issued 325,000 shares of common stock to one entity in a private placement under Section 4(2) of the Securities Act.

On June 9, 2005, SK2 issued a five-year warrant to a consultant to purchase up to 30,000 shares of common stock at an exercise price of $0.30 per share, and issued 116,000 shares of common stock to three other consultants, all pursuant to consulting agreements and arrangements, in private placements under Section 4(2) of the Securities Act.

In the Merger, all of the shares issued as described above were cancelled and exchanged for an equal number of shares of the Company’s Series A Preferred Stock, effective as of June 10, 2005.

On June 23, 2005, Kuhlman Company, Inc. sold 1,085,956 shares of Series A Preferred Stock for an aggregate purchase price of $2,092,208.65. On July 14, 2005, Kuhlman Company, Inc. sold 3,455,267 shares of Series A Preferred Stock for an aggregate purchase price of $6,392,243.95. For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, and/or Rule 506 promulgated thereunder. The Company relied on this exemption and/or the safe harbor rule thereunder based on the fact that (1) the investors are accredited; (2) all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment; and (3) the Company has obtained subscription agreements from the investors indicating that the investors are purchasing for investment only.

Since October 13, 2005, approximately 19,291,173 shares of common stock were issued upon conversion of our Series A Preferred Stock. All such shares have been issued pursuant to Section 4(2) of the Securities Act.

On November 16, 2005, the Company issued an to Luis A. Padilla, as an inducement to join our board of directors, a fully vested option to purchase up to 27,500 shares of common stock at $2.28 per share. These options were issued under the Company’s 2005 Stock Option Plan. These securities were issued pursuant to Section 4(2) of the Securities Act.

On January 24, 2006, and January 20, 2006, the Company entered into subscription agreements with seven accredited investors for the sale of 1,700,000 and 250,000 shares, respectively, of common stock for an aggregate purchase price of $4,387,500, or $2.25 per share. In addition to the shares of common stock, subscribers received three-year warrants to purchase an aggregate of 390,000 additional shares of common stock at the per-share price of $2.75. For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act.

On March 3, 2006, the Company accepted subscription agreements from six accredited investors for the sale of 1,125,000 shares of common stock for an aggregate purchase price of $2,531,250, or $2.25 per share. In addition to the shares of common stock, subscribers received three-year warrants to purchase an aggregate of 225,000 additional shares of common stock at the per-share price of $2.75. For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act.

In March 2006, the Company issued an aggregate of 500,000 shares of restricted stock to Luis A. Padilla in connection with his appointment as Chief Executive Officer. The issuance was made pursuant to the Company’s 2005 Stock Option Plan. Restrictions on 100,000 shares have already lapsed; and restrictions on the remaining 400,000 shares will lapse in two equal 200,000-share increments on December 31, 2006 and December 30, 2007. This issuance was made pursuant to Section 4(2) of the Securities Act.

On March 15, 2006, the Company granted options to Scott Kuhlman, Chairman of the Board and Chief Creative Officer, for 50,000 shares of common stock; Susan Kuhlman, an officer of the Company, for 50,000 shares of common stock; Jon Gangelhoff, the Company’s Chief Financial Officer, for 150,000 shares of common stock; Greg Griffith, the Company’s Chief Operating Officer — Store Operations, for 50,000 shares of common stock; and Luis A. Padilla, the Company’s Chief Executive Officer, for 100,000 shares of common stock. The exercise price for all of the foregoing options is $2.49. The options will vest in three annual equal installments beginning March 15, 2007. All of the option grants were made pursuant to the Company’s 2005 Stock Option Plan, and pursuant to Section 4(2) of the Securities Act. On the same date, the Company’s board of directors also approved additional, but conditional, grants of stock options (pursuant to the Company’s 2005 Stock Option Plan) for 100,000 shares of common stock to Luis Padilla and 50,000 shares of common stock to each of Scott Kuhlman and Susan Kuhlman. These additional grants were subject to the approval by stockholders, at the Company’s 2006 annual stockholders meeting, of an increase in the number of shares authorized for issuance under the 2005 Stock Option Plan. These proposals were subsequently approved by the Company’s stockholders at its 2006 annual meeting.

On October 19, 2006, the Company issued 35,000 shares of restricted common stock to Charles Walensky, the Company’s interim Chief Financial Officer, and a five-year warrant to purchase up to 750,000 shares of common stock at $0.35 per share. The Company issued these securities under Section 4(2) of the Securities Act.

On October 19, 2006, the Company issued to a consultant five-year warrant to purchase up to 100,000 shares of common stock. The Company issued these securities under Section 4(2) of the Securities Act.

Item 27. Exhibits.

The following exhibits are filed as part of this registration statement:

No.	Description
2.1	Agreement and Plan of Merger and Reorganization (incorporated by reference to exhibit 10 to the registrant’s current report on Form 8-K filed on April 18, 2005)

2.2	Certificate of Merger (incorporated by reference to exhibit 2.2 to the registrant’s current report on Form 8-K filed on June 16, 2005)

3.1	Articles of Incorporation (incorporated by reference to exhibits 3 and 3.1 to the registrant’s registration statement on Form 10-SB filed on February 21, 2003)

3.2	Amendment to Articles of Incorporation (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 16, 2005)

3.3	Bylaws (incorporated by reference to exhibit 3.2 to the registrant’s registration statement on Form 10-SB filed on February 21, 2003)

3.4	Certificate of Designation of Series A Preferred Stock (incorporated by reference to exhibit 3.2 to the registrant’s current report on Form 8-K filed on June 16, 2005)

5	Legal Opinion of Maslon Edelman Borman & Brand, LLP (incorporated by reference to exhibit 5 to the registrant’s registration statement on Form SB-2 filed on September 9, 2005)

10.1	Employment Agreement with Scott Kuhlman (incorporated by reference to exhibit 10.1 to the registrant’s quarterly report on Form 10-QSB filed on August 15, 2005)

10.2	Employment Agreement with Susan Kuhlman (incorporated by reference to exhibit 10.2 to the registrant’s quarterly report on Form 10-QSB filed on August 15, 2005)

10.3	2005 Stock Option Plan (incorporated by reference to exhibit 10.3 to the registrant’s quarterly report on Form 10-QSB filed on August 15, 2005)

10.4	Form of option agreement under 2005 Stock Option Plan (incorporated by reference to exhibit 10.5 to the registrant’s annual report on Form 10-KSB filed on March 31, 2006)

10.5	Term Sheet employment arrangement with Luis A. Padilla (incorporated by reference to exhibit 10.6 to the registrant’s annual report on Form 10-KSB filed on March 31, 2006)

10.6	Securities Purchase Agreement with Cornell Capital Partners, LP, dated September 25, 2006 (to be filed by amendment).

10.7	8% Secured Convertible Debenture issued to Cornell Capital Partners, LP, dated September 25, 2006 (filed herewith).

10.8	Warrant to purchase Common Stock issued to Cornell Capital Partners, LP, dated September 25, 2006 (filed herewith).

10.9	Warrant to purchase Common Stock issued to Cornell Capital Partners, LP, dated September 25, 2006 (filed herewith).

10.10	Registration Rights Agreement with Cornell Capital Partners, LP, dated September 25, 2006 (filed herewith).

10.11	Security Agreement with Cornell Capital Partners, LP, dated September 25, 2006 (to be filed by amendment).

16	Letter of Stark Winter Schenkein & Co., LLP (incorporated by reference to exhibit 16.1 to the registrant’s current report on Form 8-K filed on August 11, 2005)

21	List of Subsidiaries (incorporated by reference to exhibit 21.1 to the registrant’s annual report on Form 10-KSB filed on March 31, 2006)

23.1	Consent of Schechter Dokken Kanter (filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (filed herewith; included in Exhibit 5)

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 20, 2006.

KUHLMAN COMPANY, INC.

By:	/s/ Scott J. Kuhlman
Scott J. Kuhlman
President

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Scott Kuhlman as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the 20th day of October, 2006, by the following persons in the capacities indicated.

Name	Title
/s/ Scott J. Kuhlman	Chairman, President and Chief Executive Officer
Scott J. Kuhlman	(principal executive officer)

/s/ Charles Walensky	Chief Financial Officer (principal financial and accounting officer)
Charles Walensky

/s/ David Ferris	Director
David Ferris

/s/	Director
Chris Larson